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- --------------------------------------------------------------------------------

                                    AGREEMENT


                                     between


                              GULFSTREAM AEROSPACE
                                  TECHNOLOGIES


                                     and the


                              INTERNATIONAL UNION,
                               UNITED AUTOMOBILE,
                            AEROSPACE & AGRICULTURAL
                              IMPLEMENT WORKERS OF
                                     AMERICA
                                   LOCAL #2130


                            Effective August 9, 1996

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                                TABLE OF CONTENTS

ARTICLE   1         RECOGNITION. . . . . . . . . . . . . . . . . . . . . . . . 6
Section   1    -    Recognition. . . . . . . . . . . . . . . . . . . . . . . . 6
ARTICLE   2         AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 7
Section   1    -    Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 7
ARTICLE   3         UNION REPRESENTATION . . . . . . . . . . . . . . . . . . . 8
Section   1    -    Committeeperson - Number, Qualification
                    and Election. . . . . . . . . . . . . . . . . . . . . . . .8
Section   2    -    Committeepersons - Duties, Responsibilities
                    and Privileges . . . . . . . . . . . . . . . . . . . . . . 8
Section   3    -    Union Officials. . . . . . . . . . . . . . . . . . . . . . 9
Section   4    -    Bargaining Committee . . . . . . . . . . . . . . . . . . .10
ARTICLE   4         MANAGEMENT PREROGATIVES. . . . . . . . . . . . . . . . . .11
Section   1    -    Reserved Rights. . . . . . . . . . . . . . . . . . . . . .11
ARTICLE   5         GRIEVANCE PROCEDURE. . . . . . . . . . . . . . . . . . . .12
Section   1    -    Grievance Defined. . . . . . . . . . . . . . . . . . . . .12
Section   2    -    Grievance Procedure. . . . . . . . . . . . . . . . . . . .12
Section   3    -    Medical Dispute. . . . . . . . . . . . . . . . . . . . . .16
Section   4    -    General Provisions . . . . . . . . . . . . . . . . . . . .17
ARTICLE   6         NOTICES, BULLETIN BOARDS . . . . . . . . . . . . . . . . .18
Section   1    -    Notices. . . . . . . . . . . . . . . . . . . . . . . . . .18
Section   2    -    Bulletin Boards. . . . . . . . . . . . . . . . . . . . . .18
Section   3    -    Notice of Employee's Address . . . . . . . . . . . . . . .19
ARTICLE   7         STRIKES AND LOCKOUTS . . . . . . . . . . . . . . . . . . .20
Section   1    -    No Strike or Lockout . . . . . . . . . . . . . . . . . . .20
ARTICLE   8         SENIORITY. . . . . . . . . . . . . . . . . . . . . . . . .22
Section   1    -    Basis of Seniority and Establishment of
                    Seniority Rights . . . . . . . . . . . . . . . . . . . . .22
Section   2    -    General Layoff . . . . . . . . . . . . . . . . . . . . . .22
Section   3    -    Temporary Layoff . . . . . . . . . . . . . . . . . . . . .23
Section   4    -    Top Seniority for Layoff Only. . . . . . . . . . . . . . .23
Section   5    -    Recall From Layoff . . . . . . . . . . . . . . . . . . . .24
Section   6    -    Selection of Group Leaders . . . . . . . . . . . . . . . .24
Section   7    -    Physically Handicapped Employees . . . . . . . . . . . . .25
Section   8    -    Loss of Seniority. . . . . . . . . . . . . . . . . . . . .25
Section   9    -    Priority in Filling Available Openings . . . . . . . . . .25
Section   10   -    Available Opening. . . . . . . . . . . . . . . . . . . . .26
ARTICLE   9         SABOTAGE AND SECURITY REGULATIONS. . . . . . . . . . . . .28
Section   1    -    Cooperation. . . . . . . . . . . . . . . . . . . . . . . .28
ARTICLE   10        HEALTH AND SAFETY. . . . . . . . . . . . . . . . . . . . .29
Section   1    -    Maintenance of Safe Conditions . . . . . . . . . . . . . .29
Section   2    -    Safety Shoes . . . . . . . . . . . . . . . . . . . . . . .29
Section   3    -    Safety Glasses . . . . . . . . . . . . . . . . . . . . . .30
Section   4    -    Safety Committee   . . . . . . . . . . . . . . . . . . . .31
Section   5    -    Transportation . . . . . . . . . . . . . . . . . . . . . .31
Section   6    -    Investigations and Right of Information. . . . . . . . . .31


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Section   7    -    Training and Drills. . . . . . . . . . . . . . . . . . . .32
ARTICLE   11        LEAVE OF ABSENCE . . . . . . . . . . . . . . . . . . . . .33
Section   1    -    Granting of Leave. . . . . . . . . . . . . . . . . . . . .33
Section   2    -    Prolonged Disability . . . . . . . . . . . . . . . . . . .33
Section   3    -    Misuse of Leave of Absence . . . . . . . . . . . . . . . .33
Section   4    -    Military Leaves. . . . . . . . . . . . . . . . . . . . . .34
Section   5    -    Union Business Leave . . . . . . . . . . . . . . . . . . .34
ARTICLE   12        WAGE RATES . . . . . . . . . . . . . . . . . . . . . . . .35
Section   1    -    Wages. . . . . . . . . . . . . . . . . . . . . . . . . . .35
Section   2    -    Periodic Increases . . . . . . . . . . . . . . . . . . . .35
ARTICLE   13        HOURS AND SPECIAL PAY PROVISIONS . . . . . . . . . . . . .37
Section   1    -    Hours of Work. . . . . . . . . . . . . . . . . . . . . . .37
Section   2    -    Premium Pay Provisions . . . . . . . . . . . . . . . . . .37
Section   3    -    Overtime Assignment. . . . . . . . . . . . . . . . . . . .38
Section   4    -    Rotation Roster . . . . . . . . . . . . . . . . . . . . . 39
Section   5    -    Augmentation of Overtime . . . . . . . . . . . . . . . . .40
Section   6    -    Shift Differential . . . . . . . . . . . . . . . . . . . .40
Section   7    -    Call-in and Report Pay . . . . . . . . . . . . . . . . . .41
Section   8    -    Lost Time. . . . . . . . . . . . . . . . . . . . . . . . .41
Section   9    -    Group Leaders. . . . . . . . . . . . . . . . . . . . . . .41
Section   10   -    Pay Rates - Promotions and Demotions . . . . . . . . . . .41
Section   11   -    Rest Periods . . . . . . . . . . . . . . . . . . . . . . .42
ARTICLE   14        PAY PERIODS AND PAY DAYS . . . . . . . . . . . . . . . . .43
Section   1    -    Pay Checks . . . . . . . . . . . . . . . . . . . . . . . .43
Section   2    -    Pay Days . . . . . . . . . . . . . . . . . . . . . . . . .43
ARTICLE   15        HOLIDAYS . . . . . . . . . . . . . . . . . . . . . . . . .44
Section   1    -    Holidays . . . . . . . . . . . . . . . . . . . . . . . . .44
Section   2    -    Pay for Holiday Not Worked . . . . . . . . . . . . . . . .44
Section   3    -    Pay for Holiday Worked . . . . . . . . . . . . . . . . . .44
Section   4    -    Holiday Work Voluntary . . . . . . . . . . . . . . . . . .44
Section   5    -    Conditions for Holiday Pay . . . . . . . . . . . . . . . .44
Section   6    -    Days for Recognizing Holidays. . . . . . . . . . . . . . .45
Section   7    -    Holiday During Vacation Periods. . . . . . . . . . . . . .45
ARTICLE   16        VACATION. . . . . . . . . . . . . . . . . . . . . . . . . 46
Section   1    -    Definitions. . . . . . . . . . . . . . . . . . . . . . . .46
Section   2    -    Vacation Allowance . . . . . . . . . . . . . . . . . . . .46
Section   3    -    Prorated Vacation. . . . . . . . . . . . . . . . . . . . .47
Section   4    -    Scheduling . . . . . . . . . . . . . . . . . . . . . . . .47
Section   5    -    Unused Vacation. . . . . . . . . . . . . . . . . . . . . .48
ARTICLE   17        COST OF LIVING . . . . . . . . . . . . . . . . . . . . . .49
Section   1    -    Determination, Adjustments, or
                    Readjustments, Amount, Continuance . . . . . . . . . . . .49
ARTICLE   18        SICK PAY . . . . . . . . . . . . . . . . . . . . . . . . .51
Section   1    -    Definitions. . . . . . . . . . . . . . . . . . . . . . . .51
Section   2    -    Sick Pay Allowance . . . . . . . . . . . . . . . . . . . .51
Section   3    -    Payment of Sick Pay. . . . . . . . . . . . . . . . . . . .51


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Section   4    -    Payment of Unused Sick Pay . . . . . . . . . . . . . . . .52
ARTICLE   19        BEREAVEMENT PAY. . . . . . . . . . . . . . . . . . . . . .53
Section   1    -    Bereavement Pay. . . . . . . . . . . . . . . . . . . . . .53
ARTICLE   20        GROUP INSURANCE PLAN . . . . . . . . . . . . . . . . . . .54
Section   1    -    Group Insurance Plan . . . . . . . . . . . . . . . . . . .54
ARTICLE   21        RETIREMENT PLAN. . . . . . . . . . . . . . . . . . . . . .55
Section   1    -    Retirement Plan. . . . . . . . . . . . . . . . . . . . . .55
Section   2    -    401K Deferred Pay Plan . . . . . . . . . . . . . . . . . .55
ARTICLE   22        JURY DUTY. . . . . . . . . . . . . . . . . . . . . . . . .56
Section   1    -    Pay for Jury Duty. . . . . . . . . . . . . . . . . . . . .56
Section   2    -    Notice to Report . . . . . . . . . . . . . . . . . . . . .56
ARTICLE   23        SCOPE OF AGREEMENT . . . . . . . . . . . . . . . . . . . .57
Section   1    -    Scope. . . . . . . . . . . . . . . . . . . . . . . . . . .57
ARTICLE   24        SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . .58
Section   1    -    Agreement Performance. . . . . . . . . . . . . . . . . . .58
ARTICLE   25        DURATION . . . . . . . . . . . . . . . . . . . . . . . . .59
Section   1    -    Term of Agreement. . . . . . . . . . . . . . . . . . . . .59
Section   2    -    Modifications and Amendments . . . . . . . . . . . . . . .59
Section   3    -    Negotiations . . . . . . . . . . . . . . . . . . . . . . .59
Section   4    -    Termination. . . . . . . . . . . . . . . . . . . . . . . .59
ARTICLE   26        SOLE AGREEMENT . . . . . . . . . . . . . . . . . . . . . .60
Section   1    -    Waiver and Past Practices. . . . . . . . . . . . . . . . .60
ARTICLE   27        SEPARABILITY . . . . . . . . . . . . . . . . . . . . . . .61
Section   1    -    Separability . . . . . . . . . . . . . . . . . . . . . . .61
ARTICLE   28        EQUAL OPPORTUNITY. . . . . . . . . . . . . . . . . . . . .62
Section   1    -    Equal Opportunity. . . . . . . . . . . . . . . . . . . . .62
ARTICLE   29        COPIES OF AGREEMENT. . . . . . . . . . . . . . . . . . . .63
Section   1    -    Copies of Agreement. . . . . . . . . . . . . . . . . . . .63
ARTICLE   30        UNION SECURITY . . . . . . . . . . . . . . . . . . . . . .64
Section   1    -    Conditions of Employment . . . . . . . . . . . . . . . . .64
Section   2    -    Dues, Initiation/Reinstatement Fees, Deduction . . . . . .65
Section   3    -    Non Discrimination . . . . . . . . . . . . . . . . . . . .68
Section   4    -    Notification . . . . . . . . . . . . . . . . . . . . . . .68
Section   5    -    Indemnification. . . . . . . . . . . . . . . . . . . . . .68
Section   6    -    New Member Orientation . . . . . . . . . . . . . . . . . .68
Section   7    -    UAW V-CAP Check-off. . . . . . . . . . . . . . . . . . . .68
Section   8    -    H.E.L.P. . . . . . . . . . . . . . . . . . . . . . . . . .71
ARTICLE   31        EMPLOYEE RELATIONS COMMITTEE . . . . . . . . . . . . . . .72
Section   1    -    Employee Relations Committee . . . . . . . . . . . . . . .72
ARTICLE   32        TEMPORARY TRANSFERS AND LOANS. . . . . . . . . . . . . . .73
Section   1    -    Temporary Transfers and Loans. . . . . . . . . . . . . . .73
ARTICLE   33        TUITION REFUND . . . . . . . . . . . . . . . . . . . . . .74
Section   1    -    Tuition Refund . . . . . . . . . . . . . . . . . . . . . .74
ARTICLE   34        NEW OR CHANGED JOB . . . . . . . . . . . . . . . . . . . .75
Section   1    -    New or Changed Job . . . . . . . . . . . . . . . . . . . .75


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ARTICLE   35        JOB DESCRIPTIONS . . . . . . . . . . . . . . . . . . . . .76
Section   1    -    Joint Statement of Policy for Application
                      of Job Descriptions. . . . . . . . . . . . . . . . . . .76
ARTICLE   36        SUB-CONTRACTING. . . . . . . . . . . . . . . . . . . . . .78
Section   1    -    Sub-contracting. . . . . . . . . . . . . . . . . . . . . .78
ARTICLE   37        HARDSHIP (SHIFTS)  . . . . . . . . . . . . . . . . . . . .80
Section   1    -    Hardship (Shifts)  . . . . . . . . . . . . . . . . . . . .80
ARTICLE   38        DISCIPLINE NOTICES . . . . . . . . . . . . . . . . . . . .81
Section   1    -    Discipline Notices . . . . . . . . . . . . . . . . . . . .81
ARTICLE   39        SHIFT TRANSFERS. . . . . . . . . . . . . . . . . . . . . .82
Section   1    -    Shift Transfers. . . . . . . . . . . . . . . . . . . . . .82
APPENDIX "A"        LABOR GRADES AND RATE RANGES . . . . . . . . . . . . . . .83
APPENDIX "B"        ATTENDANCE CONTROL . . . . . . . . . . . . . . . . . . . .84
APPENDIX "C"        POLICIES . . . . . . . . . . . . . . . . . . . . . . . . .88
APPENDIX "D"        SERVICENTER NON-STANDARD WORK WEEK FOR LINE
                      SERVICE TECHNICIAN . . . . . . . . . . . . . . . . . . .89


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                                    ARTICLE 1

                                   RECOGNITION

Section 1 - RECOGNITION

1.11 The Company recognizes the Union as the sole and exclusive bargaining representative for employees described in the National Labor Relations Board Certification in Case No. 16-RC-7991, with respect to wages, hours and conditions of employment. These employees are all hourly-rated production and maintenance employees, including Group Leaders, at the Employer's facilities located in the greater Oklahoma City area, but excluding all other employees, including professional employees, technical employees, office clerical employees, Human Resources Department, Accounting Department, the process engineering analysts, production planners, blueprint control, production release groups, warehouse clericals, spare parts warehouse clericals, Purchasing Department clericals, tool design section, quality control office clerical, inspection planners, inspection vendor surveillance personnel, engineering division clericals, sales division, Service Department clericals, technical publications group, time keepers, service center clericals, guards and supervisors as defined in the Act, as amended.

Where the masculine term is used in this Agreement, it shall apply with equal force and effect to the feminine gender.


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                                   ARTICLE  2

                                    AGREEMENT

Section 1 - AGREEMENT

2.11 This Agreement is made and entered into this 12th day of August, 1996, by and between Gulfstream Aerospace Corporation, an Oklahoma Corporation, dba Gulfstream Aerospace Technologies and hereinafter called "the Company" and the International Union, United Automobile, Aerospace & Agricultural Implement Workers of America, UAW and its unit, Local Union No. 2130, all of which are signatories to this Agreement, and are hereinafter collectively referred to as "the Union".


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                                    ARTICLE 3

                              UNION REPRESENTATION

Section 1 - COMMITTEEPERSON - NUMBER, QUALIFICATIONS AND ELECTIONS

3.11 There shall be one (1) Union Committeeperson on each shift for every one hundred (100) employees or fraction thereof. Committeepersons shall have at least one (1) year continuous seniority with the Company and shall be selected from employees regularly assigned to work on the same shift as the employees he represents. On the second or third shift if fifteen (15) or more employees are assigned to a shift a Committeeperson will be authorized. In unusual circumstances the number, location, and seniority requirements of the Union Committeeperson may be adjusted by mutual agreement between the Company and the Union.

3.12 At a time designated by the Union, not to exceed one (1) election per year (including run-offs), the Company shall permit all employees to vote for Committeepersons, Chairperson, and Executive Board Officers on Company property during working hours. The vote shall be conducted under rules and regulations established by the Union. The place and time of balloting shall be by mutual agreement between the parties. In the event the Committeeperson, Chairperson, or Executive Board Officer is replaced, an election of same, will not be conducted during working hours.

3.13 The Union, by written notice, shall keep the Company promptly and currently informed as to the employees designated as Union Committeepersons. Upon the request of the Human Resources Department, the Union will promptly deliver to the Company a current list of Committeepersons by district. In the event that there are more Committeepersons in a district on each shift than are provided for in this section, the Union, upon request of the Company, shall promptly designate the Committeeperson or Committeepersons who are to remain in such capacity. If the Company has not received written notification of such designation by the Union within five (5) calendar days subsequent to the Company's request, the Committeeperson or Committeepersons in the district where the surplus exists who have the most seniority automatically will retain status as Committeeperson or Committeepersons and the remainder will lose such status.

3.14  Districts will be established by geographic zones whenever possible.

Section 2 - COMMITTEEPERSONS - DUTIES, RESPONSIBILITIES AND PRIVILEGES

3.21 Committeepersons will be permitted to take necessary time off during working hours, with pay, to perform the following Company/Union business:

(a) Attending meetings with the appropriate Foreman/Supervisor or Manager as provided in Article 5.


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(b)  Discuss with appropriate Foreman/Supervisor or Manager emergency complaints and grievances of employees.

(c)  Discuss matters with Industrial Relations.

(d) Contact employees who have filed grievances and/or meet with employees with complaints.

(e) Discuss with the Regional Director or his designated representative when the latter finds it necessary to contact the Committee Chairperson, or Committeepersons on Company/Union business.

(f) The Committee Chairperson and/or his designated representative, and President will be allowed to receive or send direct telephone calls as necessary to conduct Union Business.

(g) The Company will furnish the Union with an adequate office, with telephone, desks and file cabinets.

3.22 Each Committeeperson has full-time work to perform in the plant as assigned by the Company. Union duties will be handled expeditiously by the Committeeperson and the time will be kept to a minimum.

3.23 Committeepersons, when leaving their work areas, will notify their Foreman/Supervisor the nature of the Union business to be conducted.

Committeepersons entering a department other than their own will notify the Foreman/Supervisor of that department the nature of the Union business to be conducted.

3.24 When the Company has received two (2) working days written notice of the Committeeperson's appointment by the Union, the Committeeperson shall not be transferred by the Company from one shift to another, one work week to another or from one department to another or loaned out of his district except with the consent of the Committee Chairperson.

The Committee Chairperson and President shall not be transferred by the Company from one shift to another, one work week to another or from one department to another or loaned out of his assigned classification without their consent.

3.25 Alternate Committeepersons will function only in the absence of the regular Committeeperson. The Company will be notified in writing of the names of each alternate Committeeperson and the district represented.

Section 3 - UNION OFFICIALS

3.31 The Regional Director or his designated Representative shall have access to the Company's plants or to the departments of the Company's plants to which they are assigned for the purpose of contacting Committeepersons, Committee Chairperson or President. Such visits shall be subject to security regulations and regulations that may be made from time to time by the Company. The Company shall not impose regulations which will exclude the Union Official from the plant nor render ineffective the intent of this provision.

The Regional Director or his designated Representative will be issued a permanent badge to enter the plant.

3.32 The designated Representative when investigating grievances or complaints will notify the employee's Foreman/Supervisor he is in the area.

3.33 All other Union Representatives must clear through the Industrial Relations Department prior to entering the Plant.

Section 4 - BARGAINING COMMITTEE

3.41 The Union Bargaining Committee shall be composed of the Regional Director, and/or his designated Representative, President, Committee Chairperson and two
(2) Committeepersons and one (1) Alternate. The two (2) Committeepersons and one (1) Alternate shall be elected from all the Committeepersons by the membership.


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                                   ARTICLE  4

                             MANAGEMENT PREROGATIVES

Section 1 - RESERVED RIGHTS

4.11

(a) The right to plan, direct, control, increase, decrease or to discontinue operations in whole or in part; to determine the products to be manufactured or processed; processes or types of work or methods in or out of the Plant; to subcontract work; to change machines, methods and facilities or introduce any methods, techniques, and/or machines and products; to discharge and otherwise discipline employees for just cause; to promote or demote employees; to assign employees to shifts; to make and enforce reasonable rules and regulations. To schedule the number of hours to be worked and the work force; to lay-off or recall employees; to determine who it shall hire, the number of employees it shall employ at any time and the qualifications necessary for any of the jobs it may have or may create in the future; to assign work duties in accordance with the determination of the needs of the job; to move, sell, close, liquidate or consolidate the Plant in whole or in part; to determine the number, location and type of plants. The Company will take no action, as herein described, that would serve to be in conflict with any of the provisions of this agreement.

(b) The Corporation agrees that if the Company is sold as an ongoing business during the term of the current Agreement, it would require the buyer to assume the Gulfstream Aerospace Technologies/UAW Collective Bargaining Agreement.

(c) Company and Union must mutually agree to a reduced work week in lieu of layoff.

(d) New Technology - Active employees will be afforded the opportunity to qualify for new jobs created by new technologies within the job bidding system. Trainee positions will be posted when no qualified candidates are available in house. Related experience in similar operations and seniority will be the deciding factor in selection for trainee positions. Laid off employees affected by new technology will be recalled and trained before the Company can hire new employees.

(e) Nonbargaining unit employees will not perform bargaining unit work except in emergencies or in the instruction of employees.


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                                    ARTICLE 5

                               GRIEVANCE PROCEDURE


Section 1 - GRIEVANCE DEFINED

5.11 The term grievance is hereby defined as a dispute or controversy arising concerning the interpretation or application of an Article, Section, or Paragraph of this Agreement. Such dispute or controversy shall be treated as a grievance and shall be processed in accordance with Section 2 below. Any challenge to the reasonableness of any policy shall be considered a policy grievance and shall be initiated at Step 3.

Section 2 - GRIEVANCE PROCEDURE

5.21 An employee believing a dispute exists will present the dispute to his Foreman/Supervisor orally, alone or with his Committeeperson present. If the dispute or controversy is directly against his Foreman/Supervisor, the employee will discuss the dispute or controversy with his Committeeperson with or without his Foreman/Supervisor being present.

Such disputes or controversy shall, whenever possible, be resolved within the department.

In order to accomplish this objective, the Committeeperson shall discuss the dispute or controversy with the employee, or the employee and immediate Foreman/Supervisor.

When an employee requests to see his Committeeperson, the Foreman/Supervisor will send for the Committeeperson without undue delay, and without further discussion of the dispute or controversy.

If a Committeeperson has discussed a dispute or controversy with the employee and/or Foreman/Supervisor, he may consult with the Committee Chairperson in an effort to resolve the complaint before filing a written grievance.

An employee or Committeeperson who wishes to present a grievance shall reduce the grievance to writing on a form to be mutually agreed upon by the Union and the Company, setting forth a statement of the dispute or controversy, the facts on which it is based, the Article, Section, and Paragraph of the Agreement that was allegedly violated, the date and time of its occurrence and the remedy or correction desired. This form will be signed and dated by the employee. The Employee's Committeeperson shall deliver such grievance to the Foreman/Supervisor.

The Foreman/Supervisor shall deliver his answer in writing to the Committeeperson within three (3) working days after receipt of the written grievance.

Grievances must be presented within five (5) working days after the cause of the grievance arose and/or within five (5) working days after receipt of documentation by the Union or employee making them aware of a grievance or the grievance shall be considered null and void.

5.22  Step 1

If a settlement has not been reached after complying with the provisions of
Section 2 above, and the Union desires to proceed further with the grievance, it may within three (3) working days of the receipt of the Foreman/Supervisor's answer, proceed to Step 1 by delivering a copy of the written grievance to the Foreman/Supervisor's Manager. It is understood that Manager means the individual the Foreman/Supervisor reports to. The Company will keep the Union advised of these individuals.

The Manager and the Committeeperson shall use their best efforts to settle the grievance.

The Manager shall deliver his answer in writing to the Committeeperson within three (3) working days after receipt of the written grievance.

The Company shall not attempt to discuss or adjust a written grievance with any individual employee unless his affected Committeeperson has been given the opportunity to be present.

Grievances which may contain continuing liability shall be given priority with respect to handling or processing through the grievance procedure.

5.23  Step 2

If a settlement has not been reached by Step 1 and the Union desires to proceed further with the grievance, it may, within seven (7) working days of the receipt of the Manager's answer, proceed to Step 2 by delivering a copy of the written grievance to the Company's Industrial Relations Department.

After an investigation by the Industrial Relations Department, the Committee Chairperson or, in his absence, his designated representative and a representative of Industrial Relations shall meet and use their best efforts to reach a settlement of the grievance. If the Company or Union request an interview with the grievant or witnesses, at such meeting to verify facts, such an interview shall be conducted jointly by the Industrial Relations representative and the Committee Chairperson.

The Industrial Relations Department shall deliver its answer in writing to the Union within seven (7) working days after receipt of the grievance.

5.24  Step 3

When a grievance has proceeded to Step 2 of the grievance procedure and it cannot be settled by the Committee Chairperson and a representative of the Industrial Relations Department, the grievance will be referred to a Grievance Committee prior to proceeding to Step 4 of the grievance procedure.

The purpose of the Grievance Committee will be to resolve Step 2 grievances referred to the Committee in an expeditious manner not to exceed seven (7) working days.

The Grievance Committee can call individuals involved in the grievance for clarification of information contained in the grievance or for additional information that may be needed to reach a decision regarding the settlement of the grievance.

The Grievance Committee will have six (6) members, three (3) for the Union and three (3) for the Company. The Grievance Committee will consist of the Chairman of the Grievance Committee, Union President and the affected District Committeeperson or, in their absence, a designated representative for the Union. The Company's committee members will be comprised of representatives of Senior Management, Industrial Relations and/or Human Resources and the affected department.

Alternates will be named for each member of the Committee to provide the ability to convene the Committee without being dependent on one or two individuals presence in the facility.

The UAW International Representative shall be allowed to attend all meetings.

Any grievance that cannot be settled by the Grievance Committee may be appealed to proceed to Step 4 of the Grievance Procedure if so elected by the Union Committee Chairperson.

A Grievance arising out of discharge, layoff, reinstatement or policy shall be initiated at Step 3 as follows: The employee shall deliver his signed grievance to the Committeeperson who may deliver such grievance to the Industrial Relations Office and proceed as set forth in Step 3 of this section. Unless the written grievance signed by the employee has been delivered to the Industrial Relations Office within five (5) working days after discharge, layoff, or reinstatement complained of, the grievance shall be deemed to be waived. A Committeeperson and/or Chairperson must be present when an employee is being disciplined, suspended or discharged. If the employee does not want Union Representation, he will sign a memo so stating. Time spent by a discharged employee in presenting a problem to his appropriate Union Representative will not be paid for by the Company.

5.25  Step 4

If a settlement has not been reached at Step 3, the Union may appeal the grievance within five (5) working days after receipt of the Grievance Committee's answer. The Company will be informed in writing of the Union's decision to appeal a grievance to Step 4. The Appeals Committee shall consist of, for the Union, the International Representative, Union President and the Committee Chairperson or, in his absence, a designated representative; for the Company, a representative of Senior Management and Industrial Relations and/or Human Resources.

Meeting of the Appeals Committee shall be held within fourteen (14) calendar days of receipt of the appealed grievance and scheduled through the Director of Human Resources.

5.26  Arbitration

(a)  GRIEVANCES SUBJECT TO ARBITRATION

     Any grievance which has not been settled at Step 4, and which involves a claim of an alleged breach of any provision of this Agreement, may be appealed to arbitration by the Union by serving written notice of intent to appeal to arbitration upon the Company within fifteen (15) calendar days after Step 4 has been completed. If no such notice of appeal is served within such fifteen (15) calendar day period, such grievance shall be deemed to be waived.

(b)  SELECTION OF ARBITRATOR

     After receipt of notice of appeal to arbitration, representatives of the Company and the Union shall meet within five (5) working days to select an arbitrator by mutual agreement. If they are unable to agree upon an arbitrator, they shall request the Federal Mediation and Conciliation Service to submit a list of seven (7) persons from whom the arbitrator will be chosen. The Company and the Union shall alternately strike one (1) name from such list until only one (1) name remains and that person shall be the arbitrator. The right to strike the first name shall be determined by flip of coin.

(c)  SUBMISSION TO ARBITRATOR

     Within ten (10) working days after selection of the arbitrator the parties shall jointly submit the grievance to an arbitrator for his decision. If the parties are unable to agree on the submission statement, each party shall submit a separate submission. The joint or separate submission shall state the issue or issues to be heard and the specific provision or provisions of the Agreement which the arbitrator is to interpret or apply. The arbitrator shall have authority to consider only grievances presenting solely an arbitrable issue under this Agreement. Decision on the issue or issues to be heard or the arbitrability shall be made by the arbitrator before either party may proceed with the merits of the case.

(d)  JURISDICTION OF THE ARBITRATOR

     The arbitrator shall afford to the Company, the Union and the employee or employees involved, a reasonable opportunity to present evidence, witnesses, and arguments. The jurisdiction of the arbitrator and his decision shall be confined to a determination of the facts and the interpretation or application of the specific provision or provisions of this Agreement at issue. The arbitrator shall have no authority to add to, subtract from, modify, or amend any provision of this Agreement or to establish any terms or conditions except as provided in Article 34, Paragraph 34.15.

(e)  EXPENSES OF ARBITRATION

     The fees and expenses of the Arbitrator shall be shared equally by the Company and the Union.

     The Chairperson, and the President or their duly designated Representative of the Local Union shall be paid for time spent in Arbitration, if it occurs during their regular working hours. In addition, the Company will pay for time lost from regular working hours of two (2) additional employees if required, as a witness in Arbitration.

     Either party may, at their option, employ the services of a stenographer and/or court reporter at all such hearings to make a record of the proceedings. The cost will be shared equally if mutually agreed on prior to the hearing.

(f) The arbitrator shall render his findings and award in writing to the parties within thirty (30) calendar days after conclusion of the hearing or the filing of briefs, whichever occurs later.

(g) The decision of the arbitrator shall be final and binding on the Company, the Union, and the employee or the employees involved.

Section 3 - MEDICAL DISPUTE

5.31 In the event of a medical dispute (when an employee's doctor releases him to return to work or not return to work and the Company doctor disagrees) regarding the physical or mental condition of the employee, the Company and Union agree to refer such dispute to a third licensed medical physician that has been mutually agreed upon between the parties. This physician will be provided all relevant medical data as determined by the parties pertaining to the disputed medical condition. The fee shall be paid by the Company.

5.32 The Physician's determination shall be limited to medical findings concerning the disputed physical or mental condition of the employee and such medical findings shall be submitted to the Company and the Union.

5.33 The Company will make reasonable efforts to place the employee in an available job that the employee can do consistent with such medical findings. The Committee Chairperson and Industrial Relations or designee will meet and decide whether employment is possible based on the releasing Doctor's statement.

PERMANENT DISABILITY - In the event medical findings indicate a permanent disability which restricts function(s) required by their job description, the regulations as set forth in the Americans with Disability Act will prevail.

TEMPORARY DISABILITY - Where light duty has been specified by the releasing Doctor, an employee returning to work from any illness or injury (personal or work related) will be whenever possible provided work compatible with their restrictions. Should the temporary disability extend beyond six (6) weeks and the employee is working in a classification other than their own, the employee will be reclassified to the classification they are working. They will be returned to their old classification upon medical clearance to return to full duty.

Section 4 - GENERAL PROVISIONS

5.41   FAILURE TO PROCEED WITHIN TIME LIMITS

Failure of the Union or any employee to proceed within any time limit set forth in this Article 5 shall constitute a waiver of the grievance. Failure of the Company to act within the time limit set forth in this Article 5 shall entitle the Union to proceed to the next step. Any time limit specified in this Article 5 may be extended by mutual agreement in any particular case.

5.42   RETROACTIVITY OF AWARDS OR SETTLEMENTS

Awards or settlements of grievances shall in no case be made retroactive beyond fifteen (15) working days prior to the date the grievance was first delivered in writing to the Company in Step 1 of the Grievance Procedure. The Company reserves the right to credit, against any retroactive pay awards any earnings or compensation paid to the employee during the period the grievance is going through the appeals process.

                                   ARTICLE  6

                            NOTICES, BULLETIN BOARDS

Section 1 - NOTICES

6.11  Any notices provided by this Agreement, except as specified in Paragraph
6.21 below, shall be mailed, postage prepaid, registered or certified mail, return receipt requested or delivered by hand to the Industrial Relations Department, Gulfstream Aerospace Technologies, 7400 N.W. 50, P.O. Box 22500, Oklahoma City, OK 73l23, for services upon the Company and to the Union Representative, International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW), 2300 S.W. 89th Suite B, Oklahoma City, OK 73159-6354 for services upon the Union.

6.12 Any notice given under Article 5 hereof shall be deemed served when mailed, postage prepaid, or delivered by hand to the Industrial Relations Department at Gulfstream Aerospace Technologies, Oklahoma City, Oklahoma.

6.13 The date of receipt shown on the return of the registered or certified mail or the date of written receipt of personal service shall be the controlling date for all purposes under this Agreement.

Section 2 - BULLETIN BOARDS

6.21 Space shall be provided at locations mutually agreed upon between the Union and the Company for the Union bulletin boards for the posting of the following types of notices:

(a)  Notices of Union recreational and social affairs;

(b)  Notice of Union elections;

(c)  Notices of Union appointments and result of Union elections;

(d)  Notices of Union meeting;

(e) Such other notices as may be mutually agreed upon by the Union and the Company.

(f)  Any correspondence from the International Union.

6.22 The Union shall not distribute or post, nor permit its members to distribute or post, any Union materials anywhere on the Company's property, except as herein provided. The Company may remove such bulletin boards in the event of repeated violation of this section.

Section 3 - NOTICE OF EMPLOYEE'S ADDRESS

6.31 Failure on the part of any employee to keep the Company informed of his correct address and current telephone number relieves the Company of the responsibility of any notification to such employee required by the Agreement.

                                   ARTICLE  7

                              STRIKES AND LOCKOUTS

Section 1 - NO STRIKE OR LOCKOUT

7.11 During the term of this Agreement the Local Union and the International Union, or either of them, shall not authorize, cause, engage in, sanction or assist in any slowdown, work stoppage or strike against the Company.

7.12 In the event any employee who is employed in the bargaining unit as set forth in Article 1 of this Agreement shall call, engage in, sanction or assist in any unauthorized slowdown, work stoppage or strike against the Company or shall refuse to perform services duly assigned when directed to do so by the Company, the Local Union and the International Union and their officers and representatives agree to the following:

(a) That the Company may take whatever disciplinary action it deems appropriate up to and including discharge; and

(b) That each of them jointly and severally shall immediately disavow and refuse to recognize any picket line or lines established as a result of said unauthorized slowdown, work stoppage or strike against the Company or refusal to perform services: That each of them will issue instructions not to respect or recognize any said picket line or lines; and in addition, each will do everything within their respective powers to secure the disestablishment and disbanding of any said picket line or lines; and

(c) That each of them jointly and severally shall immediately take or cause to be taken all affirmative action to demand, cause, and require performance of the terms and conditions of this Agreement.

7.13 In the event of any unauthorized slowdown, work stoppage or strike against the Company or refusal to perform services duly assigned when directed to do so by the Company, the Company agrees that it will not file or prosecute any action for damages arising out of said unauthorized slowdown, work stoppage, strike or refusal to perform services against the Local Union, its officers, representatives or individual members, provided that the Local Union, its officers and representatives perform their obligations and responsibilities as set forth in this section, or against the International Union, its officers, representatives or individual members, provided that the International Union, its officers and representatives perform their obligations and responsibilities as set forth in this section.

7.14 Nothing in Section 1, paragraph 7.13 above shall preclude any right to which the Company previously was entitled to seek legal or other redress of any individual who has caused damage to or injury to or loss of Company property nor does the Company cede any rights in this regard to which it may be entitled by future legislation.

7.15 During the term of this Agreement the Company shall not cause, permit or engage in any lockout of its employees.

                                   ARTICLE  8

                                    SENIORITY

Section 1 - BASIS OF SENIORITY AND ESTABLISHMENT OF SENIORITY RIGHTS

8.11 Seniority shall be the relative status of employees in respect to the length of service with the Company since the most recent date of hire. Seniority of employees with the same seniority date will be determined by the alphabetical order of their names (surname first, then given name, then middle name) with the beginning of the alphabet having greater seniority.

8.12 An employee who prior to or subsequent to the date of this Agreement has been transferred from a job classification covered by this Agreement to a job classification not covered by this Agreement will have six (6) months from April 24, 1992, to exercise their seniority and return to the unit.

Any bargaining unit employee who is transferred or promoted to a job or classification not covered by this Agreement after April 24, 1992, for six (6) months or less, and returns to the bargaining unit, will be credited only with his/her seniority prior to leaving the unit.

Employees transferred out of the bargaining unit for more than six (6) months will no longer retain seniority in the bargaining unit.

8.13 A new employee shall be regarded as a probationary employee and shall not have seniority status under this Agreement until he has completed ninety (90) calendar days of service on the active payroll of the Company. A probationary employee shall be considered temporary and shall not be allowed to bid for job vacancies. A probationary employee, after completion of said period, shall receive seniority credit as of his/her most recent date of hire.

Section 2 - GENERAL LAYOFF

8.21 Employees shall be designated surplus in order of seniority within a job classification, provided the senior employees are qualified to perform the work remaining.

8.22 An employee with seniority being laid off may bump into any lateral or lower rated classification for which he has seniority and qualifications. Employees so affected may accept layoff in lieu of downgrade. It is the intent of this provision that an employee, in order to displace a less senior employee in a lateral or lower rated classification not previously held by him, must be qualified without a training or learning period. However, such employee shall be entitled to a ten (10) working day trial period.

An employee who if found not qualified during the ten (10) working day trial period shall be designated as a surplus employee.

It is the intent of this provision that an employee will be allowed one bump within his present labor grade and one bump per lower labor grade.

An employee who has exercised all of his bumping rights will be reclassified to the last job classification for which he was qualified and laid off without further displacement rights.

Employees being loaned for thirty (30) cumulative working days or more will be considered to have qualifying experience to bump the job loaned to, seniority providing.

The Chairperson will be present when employees are being surplused, laid off, or recalled.

8.23 The Company will notify the Committee Chairperson in writing ten (10) working days in advance of a layoff.

Section 3 - TEMPORARY LAYOFF

8.31 Temporary layoffs for lack of work may be made for periods not to exceed fifteen (15) working days. Such layoff and recalls shall be made by seniority. Layoffs will be effective at the end of the shift on the last scheduled work day of the week. All benefits will continue during such temporary layoff.
Employees on temporary layoff shall not have displacement rights as provided in
Section 2, above.

Section 4 - TOP SENIORITY FOR LAYOFF ONLY

8.41 The following Union members shall be deemed to have top seniority for the purpose of General and temporary layoff in the following order:

(a)  President

(b)  Committee Chairperson

(c)  Committeeperson

8.42 For purposes of applying temporary and general layoffs, the President and Committee Chairperson shall have top seniority within the plant.
Committeepersons will have top seniority within their classification and district represented, as long as they hold their respective title and provided they are qualified to perform the work remaining.

8.43 The application of 8.41 and 8.42 above shall only apply if the Company has had five (5) working days advance written notice of such status as a Committeeperson.

8.44 If the application of a layoff will result in the retention of more Committeepersons in a group or district than are provided for in Article 3,
Section 1, of this Agreement, the Committeepersons shall be eliminated as provided in such Article and Section.

Section 5 - RECALL FROM LAYOFF

8.51 The following Union members shall be deemed to have top seniority for the purpose of recall in the following order:

(a)  President

(b)  Committee Chairperson

(c)  Committeeperson

8.52 For purpose of recall the President and Chairperson shall have top seniority within the plant. Committeepersons shall have top seniority within their classification and district represented, as long as they hold their respective title and provided they are qualified to perform the work available.

8.53 Laid off employees in any job classification shall be recalled in order of seniority by classification including employees who were loaned for thirty (30) cumulative working days or more.

8.54 For the purpose of this section, the recall list of any job classification shall be all employees laid-off in such job classifications who have not lost their seniority through the application of any provision of Article 8, Section 8, and shall include all employees who accepted placement in a lateral or lower rated classification or previously held classification, and employees who were loaned for thirty (30) cumulative working days or more.

8.55 If, because of sickness, injury or causes beyond his control, a laid-off employee fails to report for work at, or before, a time specified by the Company on the seventh (7th) working day after the date on which the Company shall have sent a notice by registered mail or certified mail, (postmarked receipt will be provided to the Chairperson of the Union) to such employee at his last address filed with the Human Resources Department or at such other date thereafter as the Company may designate, the employee shall not be entitled to the job but shall be entitled to hold his place on the seniority list and to be considered for the next vacancy for which he is eligible. The employee shall be required to furnish evidence of sickness or injury, or causes beyond his control, to the satisfaction of the Company.

Section 6 - SELECTION OF GROUP LEADERS

8.61  The Company no longer has Group Leaders.

Section 7 - PHYSICALLY HANDICAPPED EMPLOYEES

8.71 An employee who becomes physically handicapped may be retained or reinstated by seniority, at the discretion of the Company. Any dispute concerning this section shall be referred to the Medical Dispute Section of the grievance procedure.

Section 8 - LOSS OF SENIORITY

8.81 An employee's seniority shall be lost only by the occurrence of any of the following:

(a)  Quits

(b)  Retires

(c)  Discharged for Just Cause

(d) Absent three (3) working days without notifying the Company. (Unless a satisfactory reason for such failure to notify.)

(e) If, after a layoff, the employee is notified to report for work, by certified mail or registered mail, (postmarked receipt will be provided to the Chairperson of the Union) addressed to him at the last address filed by him with the Company, and fails within seven (7) working days from the start of the next regular work day after a notice is sent by the Company or such additional time as the Company may grant;

(f)  Failure to report for work at the time designated by the Company;

(g)  Layoff for a period of forty-eight (48) consecutive months.

Section 9 - PRIORITY IN FILLING AVAILABLE OPENINGS

8.91 Available openings in a job classification shall be filled by employees in the following categories in the order stated:

(a) Employees who are being surplused in accordance with the layoff procedure and who are eligible for placement in the job classification in which the opening exists.

(b) Employees on the recall list, as defined in Section 5, of the classification in which the opening exists; the names of the employees in these two groups shall be combined and placement shall be given to the most senior, qualified employee. Such placement under the application of (a) and (b) above shall not result in an upgrade, unless an upgrade is due to the classification being upgraded while the employee was laid off.

(c)  Employees eligible for promotion as provided in Article 8, Section 10.

(d) Prior to hiring new employees, the Company will, by seniority consider laid off employees who it determines may be capable of performing the work, but who have no recall rights within the classification where the vacancies occur. Employees being laid off may submit a request, at the time of layoff, on a form mutually agreed to by the parties, requesting to be considered for classifications in which they have no recall rights.

(e)  New hires.

Section 10 - AVAILABLE OPENING

8.101 When vacancies occur that are not filled in accordance with Section 9 above, such jobs shall be posted on a specific bulletin board as designated by the Company. All such vacancies shall be posted for five (5) working days on specific posting days, specifying the number of openings, the job title, the rate range, the qualifications required, description number, the department number in which the opening exists, and the shift. Each vacancy shall specify a deadline date after which no further bids will be accepted. Such date shall not be less than five (5) working days after posting date.

The Company will furnish enclosed (glass front) bulletin boards inside the plant, for the posting of job bids. Bulletin boards will be placed in all areas of the plant where bargaining unit employees are assigned.

8.102 Any bargaining unit employee may bid on or submit a transfer request for a posted vacancy. Each bid and transfer request will be given equal consideration. An employee must apply at the Human Resources Department prior to the deadline date. In filling vacancies, where qualifications are equal, seniority will be the controlling factor. Employees who have been loaned for thirty (30) cumulative working days or more will be considered to have qualifying experience.

8.103 In selecting an employee for such promotion or transfer to an available opening, the following standards shall apply:

(a) Release for promotion or transfer will not be granted when an employee has been promoted or transferred to his present classification within the past six (6) months. This would not be applicable, however, in instances where such openings would have to be filled by new hires.

(b) Production requirements shall be considered insofar as they pertain to the release of an employee from his present job when such promotion or transfer involves a transfer between departments. An employee's release for promotion or transfer will not exceed ten (10) working days.

(c) The names of successful bidders will be posted on the next posting day after bid is awarded.

(d) If there are no successful bidders, the Company will post that information on the next posting day after such determination. If the bid is reopened for candidates at a later time, it will be re-posted.

8.104 An employee transferred or reclassified from one classification to another classification within the bargaining unit and who after a minimum of ten
(10) working days, is found not to possess the qualifications required to perform the work of this new classification shall be returned to his former classification, provided his seniority is greater than that of other employees then employed in such former classification. An employee will be returned to his former job classification, department and shift.

8.105 If there are no qualified bidders on the job posting, employees will be entitled to a transfer by seniority prior to hiring new employees.

8.106 The Company will give the Union Chairperson the following information the day following the first payroll for the month:

(a)  Two (2) Activity Code Report, including:

     1.   Terminations
     2.   Hires
     3.   Transfers
     4.   Retirees
     5.   Recalls
     6.   Employees Laid Off
     7.   Bereavement
     8.   Jury Duty
     9.   Leaves of Absence

(b)  Two (2) Seniority Tab Runs

(c)  Three (3) Department Tab Runs

(d)  The following will be given within five (5) working days:

     1.   Bid Lists
     2.   Employee awarded bids
     3.   Employee bids rejected

                                   ARTICLE  9

                        SABOTAGE AND SECURITY REGULATIONS

Section 1 - COOPERATION

9.11 The Union and its members agree to report to the Company any acts of sabotage, subversive activities, theft, damage to, or taking of, any employee's, customer's, Company's or Government property, or work in process or material, or any known threat of sabotage, subversive activities or damage to, or taking of such property.

                                   ARTICLE  10

                                HEALTH AND SAFETY

Section 1 - MAINTENANCE OF SAFE CONDITIONS

10.11 The Company will maintain sanitary, safe and healthful conditions in all its working establishments in accordance with applicable laws. The Union will promote health and safety in conjunction with the Company for its employee's health and safety. The Union cannot be held liable for any unsafe working conditions.

10.12 Proper and modern safety devices, equipment, and/or clothing shall be provided by the Company for employees assigned to areas or job functions where hazards as defined by applicable laws, regulations or standards exist with preference for technological changes rather than the use of protective equipment when economically feasible.

10.13 The Company will furnish regular ear plugs, regular safety glasses, gloves and side shields.

10.14 No employee shall be discharged for refusing work on a job which is not safe or sanitary or endangers his health from hazards as defined by applicable laws, regulations, or standards and the Company has not provided the proper safety equipment to protect the employee from the hazard(s).

10.15 Safety Equipment supplied by the Company must be worn by employees who are assigned to work in areas which have hazards identified.

Section 2 - SAFETY SHOES

10.21 The Company will furnish a safety shoe allowance to all employees working in areas identified as foot hazard areas. The Company will pay $110.00, less applicable payroll tax toward the purchase of safety steel toe shoes that have an ANSI class 75 rating from a vendor of the employee's choice. The employee is
responsible for shoe costs exceeding the allowance.   On August 1 of each even
numbered year (1996, 1998, etc.) employees whose last name begin with A through M will receive a Company check for the safety shoe allowance. On November 1 of each odd numbered year, employees whose last name begins with N through Z will receive a Company check for the safety shoe allowance.

10.22 Employees presenting valid medical documentation restricting them from wearing safety shoes will be required to wear the steel shoe caps commonly referred to as "Clackers". The shoe caps will be provided by the Company and the employee will not be eligible to receive the safety shoe allowance.

10.23 New hire or probationary employees will be afforded the same benefit as regular employees. If the new hire or probationary employee terminates employment at Gulfstream while on probation, the amount of the shoe allowance will be deducted from employees final check.

10.24 Employees assigned to the following departments are required to wear safety steel toe shoes and must have them prior to beginning work:

     020  Facilities
     130  Saw & Shear
     160  Warehouse
     230  Quality Assurance
     231  Quality Assurance - ServiCenter
     232  Quality Assurance
     234  Quality Assurance
     235  Quality Assurance
     250  Tooling
     251  Tool Stores
     252  Tool Crib
     511  Manufacturing Expediters
     544  ServiCenter Shop
     545  Paint Shop
     549  Assembly Production Control
     551  Small Parts Assembly
     555  Manufacturing Fabrication
     557  Glass Form/Fiberglass
     572  BAe Wing Area

The above list will be updated as departments identified as foot hazard departments are added or deleted.

10.25 In instances where safety shoes, as a result of a work related incident, need to be replaced prior to the two years provided by the contract, the Safety Manager and Union Safety Chairperson will review the need to replace.

Section 3 -    SAFETY GLASSES

10.31 The Company will provide prescription safety glasses to permanent employees working on a job or in an area where eye protection is a Company requirement, provided the employee furnishes a prescription from his/her doctor or optometrist. The Company will replace such glasses if damaged by a cause attributable to the employee's employment or if the employee presents a new and different prescription from his/her doctor or optometrist (Limited one pair per 12 month period). The Company will establish the standard and specifications and the manufacturing source.

10.32 The parties agree that a one hundred percent (100%) Eye Safety Program is desirable in certain areas of the plant(s) and the Union will support such programs where they are warranted for safety reasons.

Section 4 - SAFETY COMMITTEE

10.41 The Company and Union agree to the establishment of a Safety Committee consisting of six (6) Management representatives and six (6) Union appointed representatives. The Company will recognize the Union's designated Chairperson of this Committee. The President of the local Union will be one (1) of the Union's appointed representatives. The number of members may be increased or decreased by mutual agreement between the Company and Union.

10.42 The Committee is organized to review, address, and to the maximum possible, resolve health and safety issues of interest and concern to the Company and the Union.

10.43 The Committee will conduct periodic housekeeping and safety inspections to ensure that facilities and operations are maintained and conducted in a safe, sanitary, and healthful manner.

10.44 The Committee will meet at least once each month at a mutually agreeable time and place to review inspection results and other safety and health issues. Inspection action items and a summary of meeting discussion items will be provided each member of the committee.

Section 5 - TRANSPORTATION

10.51 Employees who become ill or injured while at work will be given suitable transportation to the hospital, other suitable treatment facility, or the employee's home when the Foreman/Supervisor or safety Department deems such transportation is required.

10.52 In the case of an Industrial injury, an employee will be permitted to received required medical treatment during working hours when scheduled by the treating physician, when an appointment after working hours cannot be made.

Section 6 - INVESTIGATIONS AND RIGHT OF INFORMATION

10.61 The Union Health and Safety Chairman and/or his designated representative will, in conjunction with the Company's Safety Representative, be provided the opportunity to investigate accidents as soon as possible after their happening, including a review of the accident site as required.

10.62 The Union Health and Safety Chairperson and/or his designated representative will have the right to observe and monitor all test(s) concerning health and safety that are conducted by outside agencies. The Union will be furnished with results of the test(s) upon request.

10.63 The Union Health and Safety Chairperson and/or his designated representative will be allowed to attend all meetings, training classes, etc., pertaining to health and safety that involve members of the bargaining unit.

10.64 The Union Health and Safety Chairperson and/or his designated representative shall receive any and all information pertaining to health and safety, if requested.

Section 7 - TRAINING AND DRILLS

10.71 The Company will provide the Union's Health and Safety Committee with Health and Safety classes. These classes will be mutually agreed to by the Union and Company and be instructed by UAW/Company approved instructors. There will be four (4) classes per year for which the Company will pay the fees and provide during working hours.

10.72 The Company will conduct emergency drills for fire, severe weather, bomb threats, etc., as required by applicable regulations.

                                   ARTICLE  11

                                LEAVE OF ABSENCE

Section 1 - GRANTING OF LEAVE

11.11 The Company will grant leaves of absence to employees without pay and without loss of seniority upon written request and upon good cause being shown for a definite period of not more than thirty (30) days per calendar year.

11.12 Good cause shall mean death in the employee's family, sickness in the home, settling estates, and such other similar situations over which the employee has no control and which necessitate the employee's absence from work.

11.13 For good cause and/or prolonged disability the period of the leave of absence may be extended, seniority will accumulate during such extensions.

11.14 The Company may grant leaves of absence to employees without pay and without loss of seniority upon written request for other reasons for a definite period of not more than fifteen (15) working days per calendar year.

11.15 The Company will grant a leave of absence, without pay, to an employee who has been appointed or elected to a State or Federal office. Seniority will accumulate during such leave.

11.16 By mutual agreement between the Union and the Company, the Company may grant lack of work days to employees on a voluntary basis by seniority, by job classification, by department and between shifts, without loss of seniority or benefits, and the employee shall not be counted absent.

Section 2 - PROLONGED DISABILITY

11.21 An employee shall not be terminated because of illness or injury (industrial or non-industrial), supported by satisfactory evidence, when the period of absence does not exceed twenty-four (24) months. Upon being determined to be physically and mentally fit, he shall be reinstated to the same or a substantially equivalent classification within the plant in which he holds seniority, if he has greater seniority than the least senior employee in the same or substantially equivalent classification if he is qualified to do the work available.

Section 3 - MISUSE OF LEAVES OF ABSENCE

11.31 Employees who, while on leave of absence, use such leave of absence for purposes other than those for which the leave of absence was granted shall be deemed to have terminated voluntarily.

Section 4 - MILITARY LEAVES

11.41 Employees enlisting in or entering into Military Service of the United States pursuant to the provisions of the Uniformed Services, Employment, and Reemployment Rights Act (USERRA) shall be granted all rights and privileges provided by the act.

11.42 The National Guard and the Military units of the Armed Forces frequently require short term active duty.

When ordered to active duty for training or emergency purposes, you will be granted a leave of absence for the required time. When the period is for fifteen (15) working days or less in a calendar year, the Company will reimburse you the difference between your total Government pay and your regular straight time earnings.

Employees will make the necessary arrangement for the leave through their Foreman/Supervisor and the Human Resources Department. Official orders must accompany a request for Military leave.

Section 5 - UNION BUSINESS LEAVE

11.51 Leaves of absence without pay shall be granted to employees for Union business. It is understood that no more than ten (10) such employees designated by the Union, will be absent for this purpose at any given time. The Union agrees that no more than five (5) employees will be absent from the same department at the same time with the exception of Department 555. It is understood and agreed that the Union will furnish the Company with one (1) working day prior written notification, if possible, indicating those employees who will be absent on Union business and the number of days employees will be on Union leave. The Union will provide the Company with a listing of standing committees and its members and the scheduled meetings for those committees. Seniority will accumulate during Union leaves.

11.52 An employee's election or appointment to conduct Union business shall be considered as sufficient cause for obtaining an extended leave not to exceed one
(1) year. It is understood that absence for this purpose will be granted upon mutual agreement between the parties and shall be extended each year thereafter upon request. Seniority shall accumulate during Union leaves.

                                   ARTICLE  12

                                   WAGE RATES

Section 1 - WAGES

12.11 The rate ranges and basic hourly rate for each job classification shall be as set forth in Appendix A hereof for the duration of this Agreement, subject to the remaining provisions of this Article 12, Section 1.

12.12 The base rate of pay for each employee in the bargaining unit who is on the active payroll of the Company, on leave of absence, or on layoff, upon the signing of this Agreement shall be increased in accordance with the following schedule; provided, however, that no employee's base rate of pay shall be increased to a rate in excess of the newly established maximum for his rate range as provided in Appendix A.

(a)  GENERAL INCREASES

     (1) Effective January 6, 1997, each rate range as set forth in Appendix A and the basic hourly rate of each employee shall be increased three percent (3.0%) per hour.

     (2) Effective January 5, 1998, each rate range as set forth in Appendix A and the basic hourly rate of each employee shall be increased three percent (3.0%) per hour.

     (3) Effective January 4, 1999, each rate range as set forth in Appendix A and the basic hourly rate of each employee shall be increased three percent (3.0%) per hour.

     (4) Effective January 3, 2000, each rate range as set forth in Appendix A and the basic hourly rate of each employee shall be increased three percent (3.0%) per hour.

     (5) Effective January 1, 2001, each rate range as set forth in Appendix A and the basic hourly rate of each employee shall be increased three percent (3.0%) per hour.

Section 2 - PERIODIC INCREASES

12.21 Each employee on the active payroll of the Company who has completed his probationary period shall receive an automatic increase of ten cents ($.10) per hour on the first Monday following the end of each calendar quarter until the maximum rate of his job classification has been reached. No employee shall be paid more than the top rate of the rate range of the job classification in which he is classified.

12.22 The Company may, at its discretion, at any time review the performance of an employee and/or grant increases within the classification in the event of a change of work or other conditions which may warrant such action, as long as, it does not exceed the maximum of Labor Grade provided in Appendix A.

                                   ARTICLE 13

                        HOURS AND SPECIAL PAY PROVISIONS

Section 1 - HOURS OF WORK

13.11 Five (5) days, Monday through Friday, shall constitute the standard work week.

13.12 Eight (8) hours shall constitute the normal day's work to be performed within nine (9) consecutive hours.

13.13 The standard first shift shall be 7:30 a.m. to 4:00 p.m. The standard second shift shall be 4:00 p.m. to 12:30 a.m. and the standard third shift shall be 12:30 a.m. to 7:30 a.m.

13.14 Any deviations from the standard shift hours may only be made by mutual agreement between the Union and the Company. At least five (5) working days notice will be given to employees by the Company of any change in the starting or stopping time of shifts. The Company will first request volunteers by seniority. Lacking volunteers, the least senior employee will be assigned.

Plant Maintenance and Line Service Technicians in the ServiCenter may have a special shift for a limited number of employees. Lacking volunteers by seniority, the least senior employee will be assigned.

13.15 Employees with five (5) or more years of seniority will receive an additional five cents ($.05) per hour longevity premium. Employees with ten
(10) or more years of seniority will receive an additional ten cents ($.10) per hour longevity premium. Employees with fifteen (15) or more years of seniority will receive an additional fifteen cents ($.15) per hour longevity premium pay.

Section 2 - PREMIUM PAY PROVISIONS

13.21 Hours worked in excess of eight (8) straight-time hours in any one day on the first and second shifts, and hours worked in excess of six and one-half (6 l/2) hours on the third shift, shall be paid at one and one-half (1 1/2) times the employee's regular hourly rate. Including any and all Company paid benefit time (sick leave, vacation, workers compensation, jury duty, or part day bereavement) shall be counted toward any time worked for any given shift.

13.22 An employee shall be paid one and one-half (l 1/2) times his regular rate of pay for all hours worked on Saturday, including call-in or report-to-work time.

13.23 An employee shall be paid two (2) times his regular rate of pay for all hours worked on Sunday, including call-in or report-to-work time.

13.24 No Pyramiding or Duplicating when two or more types of overtime or premium compensation are applicable to the same hours of work, only the higher rate of compensation will be paid. In no case will overtime or premium compensation be duplicated or pyramided.

13.25 Overtime shall be computed at the rate of one-tenth (1/10th) of the employee's regular rate of pay plus shift bonus, if any, for one-tenth (1/10th) of an hour or fraction thereof.

Section 3 - OVERTIME ASSIGNMENT

13.31 Extra work in periods of overtime operations shall be rotated among employees within an overtime group. In accordance with the foregoing, when it is deemed necessary to establish overtime group(s), the composition of the group will be reduced to writing and jointly reviewed by Industrial Relations and the Chairperson of the Grievance Committee.

13.32 It is the intent of the Company to rotate overtime opportunities equally among employees within overtime groups. Overtime distribution will be corrected only through actual work performance. Should an employee raise the question of alleged unequal overtime distribution, then the matter shall be corrected through the assignment of the next available scheduled overtime. Problems associated with the scheduling of the next available overtime will be addressed by Industrial Relations and the Chairperson of the Grievance Committee, and if not corrected with the next available scheduled overtime, the employee(s) will be paid overtime hours equal to the number of overtime hours missed.

13.33 An employee working in excess of three (3) hours into another shift, on Saturdays, Sundays, and holidays will, beginning after three (3) hours, constitute a displacement provided there is a follow-on shift and there are employees on the succeeding shift in the classification of the work performed who normally perform the work in question. If such displacement occurs, the displaced employee will be afforded the next available scheduled overtime. Problems associated with the scheduling of the next available overtime will be addressed by Industrial Relations and the Chairman of the Grievance Committee, and if not corrected with the next available scheduled overtime, the employee(s) will be paid overtime hours equal to the number of overtime hours missed.

13.34 Committeepersons will be allowed to examine overtime rotation rosters kept by the Foremen/Supervisor, and a copy of the rotation roster will be provided to the committeeperson if requested.

13.35 Employees will be requested, on a voluntary basis to work overtime as necessary to maintain production schedules. If the required personnel are not available following the initial request for volunteers, the necessary number of employees will be assigned to work the overtime in the order listed on the overtime rotation roster. In no event will assigned/mandatory overtime assignments to work Saturday overtime exceed three (3) consecutive assignments. Mandatory overtime constitutes the mandate of all employees within a department, classification, or group, to work required overtime.

13.36 An employee called in prior to the start of his regularly assigned shift will be permitted to complete such shift.

13.37 The Company will make every reasonable effort to notify employees of: any daily overtime assignment two (2) hours prior to assignment; and, any weekend overtime assignment prior to the end of shift the preceding Thursday. If the Company fails to notify any employee in advance of such assignment, the overtime will be voluntary. All refused overtime will be recorded as refused. An employee who is absent on the day overtime is offered is responsible for notifying his Foreman/Supervisor of his availability to work within the first four (4) hours of his scheduled shift. An employee's failure to notify his Foreman/Supervisor of his availability will be passed over and the lost opportunity will be recorded as overtime refused.

13.38 Committeepersons working on a Saturday or Sunday will be allowed to handle grievances in their area; that occur on Saturday or Sunday. If there is a complaint or grievance in any area where there is no Committeeperson present, then a Committeeperson from another area will handle the grievance. If there are no Committeepersons assigned to work on Saturday or Sunday and Twenty-five
(25) or more employees are working, a Committeeperson designated by the Chairperson will be allowed to work. The Chairperson will notify the Company who the Committeeperson will be for Saturday or Sunday overtime.

Section 4 - ROTATION ROSTERS

13.41 The Company will rotate overtime opportunities among employees within an overtime group utilizing an employee roster. An employee roster will identify all employees within the overtime group. When an employee enters a new overtime group, he will be added to the bottom of the overtime rotation roster.

13.42 The employee overtime roster for each overtime group will be openly displayed in such a manner that the employees involved may check their standing. Overtime will be recorded on the rotation roster as overtime worked or refused.

13.43 Separate overtime rotation rosters will be maintained for pre and post shift overtime; Saturday overtime; Sunday and Holiday overtime.

13.44 The overtime rotation roster(s) for pre- and post-shift overtime will be utilized during the work week for scheduled overtime.

13.45 For unscheduled overtime only, employees may be allowed to complete a specific job (work continuation) to allow for the completion of a job in a timely and efficient manner. Unscheduled overtime will be noted by employee name and clock number on a monthly log. The log will be submitted to Industrial Relations on a monthly basis and compared to assure that a limited number of employees are not being utilized for the majority of unscheduled overtime.

13.46 The overtime rotation roster(s) for Saturday will be utilized for Saturday overtime only. The number of employees scheduled for Saturday overtime will be determined proportionately to the percentage of employees each shift represents. In the event of a one shift operation, first shift employees will start at 5:30 a.m. Second and third shift employees will start at 7:30 a.m. Overtime rotation rosters for second and third shift will be combined for rotation purposes in the event of a one shift operation.

13.47 The overtime rotation rosters for Sunday and holidays will be comprised of all employees within the department, classification or group, regardless of shift. Overtime shall be voluntary on Sundays, and holidays as set forth in
Article 15.

13.48 No employee will be transferred for the purpose of equalizing the distribution of overtime.

Section 5 - AUGMENTATION OF OVERTIME

13.51 When it becomes necessary to augment an overtime group with employees outside the group, the selection of such employees will be from another overtime group in the same classification and shift and who are next in line on the rotation roster.

13.52 An employee will not be scheduled to work overtime if he cannot perform the overtime work without a break-in or familiarization period. Employees replacing other employees for overtime work must be able to perform such work immediately.

13.53 An employee on loan will not work overtime unless all the employees in the overtime group who normally perform the work have been asked to work overtime or are scheduled to work overtime.

13.54 Any overtime worked by an employee on loan will be recorded on the overtime rotation roster of his assigned overtime group and will be by-passed in rotation until all other employees in the overtime group have been offered an equal amount of overtime opportunities.

13.55 A probationary employee will not be scheduled for overtime unless everyone in the same overtime group is asked to work overtime or are scheduled for overtime.

Section 6 - SHIFT DIFFERENTIAL

13.61 An employee regularly assigned to commence his work day between the hours of 4:00 a.m. and 10:59 a.m. is considered to be assigned to the first shift. An employee regularly assigned to commence his work day between the hours of 11:00 a.m. and 8:29 p.m. is considered to be assigned to the second shift. An employee regularly assigned to commence his work day between the hours of 8:30 p.m. and 3:59 a.m. is considered to be assigned to the third shift.

13.62 An employee regularly assigned to the second shift shall receive an additional fifty cents ($.50) per hour for work during such shift, effective first pay period after ratification. Beginning January 2, 2001 an additional ten cents ($.10) an hour for work during such shift will be added.

13.63 An employee regularly assigned to the third shift shall receive eight (8) hours' pay plus Eighteen cents ($.18) an hour for working six and one-half (6 1/2) hours during such shift. Pay for an employee who works less than six one-half (6 1/2) hours will be prorated in accordance with actual hours worked.

Section 7 - CALL-IN AND REPORT PAY

13.71 An employee called to work other than his regular shift shall receive the applicable overtime rate for all hours worked, but not less than four (4) hours.

13.72 In the event an hourly-paid employee reports to work on his regular shift without previously having been notified not to report, he shall be paid four (4) hours; provided, however, that if work reasonable within his capacity to perform is available, he will be required to perform such work to qualify for the four
(4) hours' pay. However, the provisions of this section will not apply should work not be available by reason of acts of God, fire, flood, outside power failure or labor disturbances; however, the Company will make a reasonable effort to notify the employees of any such acts.

Section 8 - LOST TIME

13.81 Deductions for time off, whether due to tardiness or other causes, shall be at the rate of one-tenth (1/10th) of an hour's pay for each tenth of an hour or fraction thereof lost from work.

Section 9 - GROUP LEADERS

13.91  The Company no longer has Group Leaders, reference Article 8, 8.61.

Section 10 - PAY RATES - PROMOTIONS AND DEMOTIONS

13.101 An employee promoted to a classification which he has not previously held, shall receive the minimum rate of pay for the new classification or a ten cent ($.10) per hour increase, whichever is greater. An employee promoted to a classification which he previously held shall be given the same in-grade rate which he held when last previously in that classification, or his then current rate, whichever is the higher.

13.102 An employee downgraded to a lower classification shall receive his current rate if it is within the rate range of the lower classification. An employee being downgraded, and his current rate exceeds the maximum of the labor grade to which he is being downgraded, the employee shall receive the maximum of the labor grade.

Section 11 - REST PERIODS

13.111 Each employee shall be given a ten (10) minute rest period during each half of the standard first and second shift at such times as are designated by the Company. There shall be one ten (10) minute rest period on the third shift.

                                   ARTICLE  14

                            PAY PERIODS AND PAY DAYS

Section 1 - PAY CHECKS

14.11 Pay checks to employees shall be issued within eight (8) days after the end of the pay period and shall represent the earnings of the employee from Monday through Sunday of such pay period. No hourly employees will distribute pay checks.

Section 2 - PAY DAYS

14.21 Pay day will be customarily on Thursday for night shift employees and Friday for day shift employees except that, where operating conditions warrant, the Company may pay on a different day and will notify the Union accordingly. Employees may receive their pay checks, if available, by noon Wednesday if they are going to be absent from work on Thursday and Friday, for reasons of Union business, lack of work, vacations, bereavement, leave of absence, layoffs, or jury duty.

                                   ARTICLE  15

                                    HOLIDAYS

Section 1 - HOLIDAYS

15.11 The following holidays are recognized as legal holidays during the term of this Agreement.

In addition to the five (5) holidays common to each calendar year, (Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following Thanksgiving), there will be a Christmas through New Years Plant shutdown, with the following days observed:

FIRST YEAR: DECEMBER 24, 25, 26, 27, 30, 31, 1996 AND JANUARY 1, 1997

SECOND YEAR:  DECEMBER 24, 25, 26, 29, 30, 31, 1997 AND JANUARY 1, 2, 1998

THIRD YEAR:  DECEMBER 24, 25, 28, 29, 30, 31, 1998 AND JANUARY 1, 1999

FOURTH YEAR: DECEMBER 24, 27, 28, 29, 30, 31, 1999 (JANUARY 1 FALLS ON SATURDAY AND IS OBSERVED ON FRIDAY.

FIFTH YEAR:  DECEMBER 25, 26, 27, 28, 29, 2000 AND JANUARY 1, 2001.

Section 2 - PAY FOR HOLIDAY NOT WORKED

15.21 An employee who does not work on one of the above holidays shall be paid eight (8) hours at his regular straight-time rate of pay.

Section 3 - PAY FOR HOLIDAY WORKED

15.31 An employee who works on one of the above holidays shall receive, in addition to his holiday pay provided for in Section 2, double time (2) for all hours worked on the holiday.

Section 4 - HOLIDAY WORK VOLUNTARY

15.41 Work by an employee on a holiday shall be voluntary except for an employee who may be required to work on essential plant maintenance or functions necessary for the protection of the plant and equipment.

Section 5 - CONDITIONS FOR HOLIDAY PAY

15.51 To receive holiday pay as provided in Section 1, 2, or 3, an employee must work his regularly scheduled work shift the day preceding the holiday. An employee absent because of jury duty, bereavement, temporary layoff, previously scheduled vacation, Union business, or a bona fide illness (either paid or unpaid) on the day before the holiday will receive holiday pay; however, if the absence is due to a bona fide illness, the employee must submit to the Human Resources Department a written report as to his illness from a licensed medical physician, Doctor of Osteopathic or Doctor of Chiropractic.

15.52 An employee will not be paid holiday pay when the holiday occurs during an employee's personal leave, paid sick leave, or medical leave.

15.53 An employee who is laid off within seven (7) calendar days prior to a holiday shall receive his or her Holiday pay. Employees working at least ten
(10) working days in either November or December shall receive Holiday pay for the calendar month in which qualifying work is performed. This includes pay for New Year's Day as a part of the December holiday pay.

Section 6 - DAYS FOR RECOGNIZING HOLIDAYS

15.61 Should a recognized holiday fall upon a Sunday, the Monday following, rather than the Sunday, shall be observed as the holiday.

15.62 Should a recognized holiday fall upon a Saturday, the Friday preceding, rather than the Saturday, shall be observed as the holiday.

Section 7 - HOLIDAY DURING VACATION PERIODS

15.71 Should a recognized Holiday fall during an employee's vacation, the Friday preceding or the Monday after his or her vacation shall be added to his or her vacation.

                                   ARTICLE 16

                                    VACATIONS

Section 1 - DEFINITIONS

16.11 CONTINUOUS SERVICE: Continuous service shall include those periods of service since his most recent date of hire for which an employee is paid by the Company for performing work for the Company. Continuous service shall also include leaves of absences of sixty (60) days or less in the eligibility year.

16.12 ELIGIBILITY DATE: All employees shall have a January 1 eligibility date. Employees with less than one year's continuous service shall accrue a vacation allowance as of January 1, but shall not earn, or take such vacation allowance until they have completed twelve (12) months continuous service with the Company. Recalled employees who are returning to work will be allowed to use vacation accrued in the year in which they return as of January 1 of the following year.

16.13 FULL-TIME EMPLOYEE: An employee regularly scheduled to work a normal work week.

16.14 VACATION PAY: An employee's regular hourly rate of pay he is earning at the time vacation is taken.

Section 2 - VACATION ALLOWANCE

16.21 All employees completing a full year of continuous service will be entitled to an annual vacation allowance with pay at the appropriate rate in accordance with the following:

YEARS OF UNINTERRUPTED SERVICE          VACATION ALLOWANCE

     1 to 5 years   ...............................          80 hours
     6 years   ....................................          88 hours
     7 years   ....................................          96 hours
     8 years   ....................................         104 hours
     9 years   ....................................         112 hours
     10 years   ...................................         120 hours
     11 years   ...................................         128 hours
     12 years   ...................................         136 hours
     13 years   ...................................         144 hours
     14 years   ...................................         152 hours
     15 years   ...................................         160 hours
     16 years   ...................................         168 hours
     17 years   ...................................         176 hours
     18 years   ...................................         184 hours

     19 years   ...................................         192 hours
     20 years   ...................................         200 hours
     Maximum of 25 days (5 weeks)

Section 3 - PRORATED VACATION

16.31 Any full-time employee laid off indefinitely as a result of a reduction in force, retirement, entering the Armed Forces, voluntary terminations, or upon death of the employee, after accumulating one (1) or more years of continuous service, shall be paid prorated vacation allowance in accordance with Section 2 above based on length of service for each completed month's continuous service since his last eligibility date.


Upon death of the employee any accrued vacation allowance in accordance with the above shall be paid to his estate, unless otherwise indicated by Employee.

16.32 Prorated vacation allowance will be determined on the basis of continuous service completed in the eligibility year in accordance with the following schedule:


CONTINUOUS                           ANNUAL VACATION ALLOWANCE
SERVICE                              -------------------------
(FULL MONTH*)     10 DAYS           15 DAYS            20 DAYS          25 DAYS
- -------------     -------           -------            -------          -------

    0-2            1 Day             2 Days             3 Days           4 Days
    3-4            3 Days            4 Days             6 Days           8 Days
    5-6            5 Days            7 Days             9 Days          12 Days
    7-8            7 Days           10 Days            13 Days          16 Days
   9-10            8 Days           12 Days            16 Days          20 Days
  11-12           10 Days           15 Days            20 Days          25 Days

* For purposes of determining prorated sick and vacation pay, a full month constitutes continuous service from one date to the same date of the following month.

Section 4 - SCHEDULING

16.41 Vacation shall not be accumulated but must be taken within the year of service after the eligibility date.

16.42 Vacation allowance for two (2) different calendar years shall not be scheduled consecutively.

16.43 A vacation shall be taken when it will least interfere with production. When scheduling vacations, preference will be given to the employees with the greatest seniority.

16.44 All vacations, except for ten (10) days must be scheduled prior to June 30th of each calendar year. Priority will be given to pre-scheduled vacations.

An employee may schedule vacation of less than a full week. Employees may be granted one-half (1/2) day vacations in half day increments up to the equivalent of ten (10) full days vacations.

Approved one (1) day or one-half (1/2) day vacations may be taken provided notice is given no later than lunch period the preceding day.

If the day and/or half day requested is also a holiday eligibility day the request must be made five (5) days prior to the eligibility day. Only previously scheduled partial week vacations will be allowed to be taken on a qualifying day for holiday pay.

16.45  There shall be no pay in lieu of vacation.

Section 5 - UNUSED VACATION

16.51 An employee who has unused vacation earned from the previous year, who terminates for any reason shall receive such unused vacation at the time of termination.

                                   ARTICLE 17

                                 COST OF LIVING

In addition to the base rate of pay of each employee and subject to the conditions and provisions set forth in this section, a cost-of-living allowance
(COLA) will be paid to each employee based upon changes in the cost-of-living as follows:

Section 1 - DETERMINATION, ADJUSTMENTS, OR READJUSTMENTS, AMOUNT, CONTINUANCE

17.11 The cost-of-living allowance, if any, will be determined in accordance with changes in the Consumers' Price Index for Urban Wage Earners and Clerical Workers (CPI-W), Revised Series (U.S. city average, all items, 1982-84 equals
100), published monthly by the Bureau of Labor Statistics, U.S. Department of labor (hereafter referred to as BLS Consumers' Price Index).

17.12 The cost-of-living allowance will be computed on the basis of one cent ($.01) for each four-tenths (0.4) point increase or decrease in the BLS Consumers' Price Index and will be calculated and made effective quarterly, as shown in the following table:

EFFECTIVE                BASED UPON INCREASE/DECREASE
DATE OF:                 IN BLS CPI FOR QUARTER LISTED:
- ---------                ------------------------------

July 1, 1996             March, April, May, 1996

October 7, 1996          June, July, August, 1996

January 6, 1997          September, October, November, 1996

April 7, 1997            December, 1996, January, February, 1997

July 7, 1997             March, April, May, 1997

October 6, 1997          June, July, August, 1997

January 5, 1998          September, October, November, 1997

April 6, 1998            December, 1997, January, February, 1998

July 6, 1998             March, April, May, 1998

October 5, 1998          June, July, August, 1998

January 4, 1999          September, October, November, 1998

April 5, 1999            December, 1998, January, February, 1999

July 5, 1999             March, April, May, 1999

October 4, 1999          June, July, August, 1999

January 3, 2000          September, October, November, 1999

April 3, 2000            December, 1999, January, February, 2000

July 3, 2000             March, April, May, 2000

October 2, 2000          June, July, August, 2000

January 1, 2001          September, October, November, 2000

April 2, 2001            December, 2000, January, February, 2001

17.13 The amount of any cost-of-living allowance in effect at the time will be included in computing pay for overtime premium, vacation, holiday, call-in, jury duty, bereavement, sick leave and military duty.

17.14 In the event the Bureau of Labor Statistics does not issue the Consumers' Price Index on or before the effective dates referred to in the table above, any adjustments required will be made at the beginning of the first pay period after receipt of the index.

17.15 No adjustments, retroactive or otherwise, will be made due to any revision which may later be made in the published figures for the BLS Consumers' Price Index for any base month.

17.16 The Parties to this Agreement agree that this provision for a cost-of-living allowance is dependent upon the availability of the official monthly BLS Consumers' Price Index, as defined in 17.11 of this Agreement. The present Cost of Living Allowance of thirty five cents ($.35 per hour) will be folded into the base rate and added to the maximum of the labor grades in Appendix "A". Future cost-of-living adjustments will be added to the current cost-of-living float which is four cents ($.04) per hour payable from July 1, 1996.

                                   ARTICLE 18

                                    SICK PAY

Section 1 - DEFINITIONS

18.11 CONTINUOUS SERVICE: Continuous service shall be as defined in Article 16, Section 1.

18.12  ELIGIBILITY DATE:  All Employees shall have a January 1 eligibility date.

18.13 EARNED SICK PAY: All sick pay to which an employee became entitled on the employee's last sick pay eligibility date.

18.14 SICK PAY RATE: Sick pay rate is defined as an amount equal to the employee's regular hourly pay rate in effect at the time the sick pay is taken until exhausted or the regular hourly pay rate in effect when the employee is paid for his unused sick pay at the end of the anniversary year. Employee(s) will not have the option to take "sick day - no pay".

18.15 ACCRUED SICK PAY: All sick pay which the employee has accrued since his last sick pay eligibility date.

Section 2 - SICK PAY ALLOWANCE

18.21 All employees completing a full year of continuous service will earn sick pay allowance at the appropriate rate in accordance with the following schedule:

YEARS UNINTERRUPTED SERVICE        SICK PAY ALLOWANCE
- ---------------------------        ------------------
Less than Ten (10)                 5 Days
Ten (10) or more                   7 1/2 Days

Section 3 - PAYMENT OF SICK PAY

18.31 Sick pay will be paid only after it has been earned and the requirements in the appropriate categories below have been satisfied:

(a) A full-time employee who is laid off indefinitely, retires, terminates voluntarily or enters the Armed Forces after accumulating one (1) or more years of continuous service shall be paid prorated (accrued) sick pay allowance in accordance with the following schedule:

CONTINUOUS SERVICE       ANNUAL SICK PAY ALLOWANCE
- ------------------       -------------------------
     (MONTHS)            5 DAYS        7.5 DAYS
     --------            ------        --------

         0-2                  0         2
         3-4                  1         3
         5-6                  2         4
         7-8                  3         5
        9-10                  4         6
       11-12                  5       7.5

(b) In the event the employee is absent from work in excess of sixty (60) days in an eligibility year, he will be credited with prorated sick pay in accordance with the schedule in (a) above.

(c) In the event an employee is placed on indefinite general layoff (layoff due to reduction in force), is discharged, voluntarily terminates, retires or enters the Armed Forces, he shall be paid all earned but unused sick pay. Upon death of an employee all earned and accrued sick pay shall be paid to his estate, unless otherwise indicated by the employee.

(d)  An employee must notify the  Company of his illness or injury within four
(4) hours from the time the employee is scheduled to report for work.

(e) Sick pay must be taken in one (1) hour increments. Paid sick days will not be counted under the attendance control policy.

Any employee with less than twelve (12) months seniority who has not lost his seniority in accordance with Article 8, Section 8, who returns to work from layoff shall be credited time for paid sick pay on the day of reinstatement.

Section 4 - PAYMENT OF UNUSED SICK PAY

18.41 Payment for all unused earned sick pay will be made in January of each year or employees may carry earned unused sick pay from year to year. Sick pay carry-over will be capped at a maximum of thirty (30) days (240 hours).

18.42  All sick leave may be used in one (1) hour increments.

                                   ARTICLE  19

                                 BEREAVEMENT PAY

Section 1 - BEREAVEMENT PAY

19.11 In the event of a death in an employee's immediate family, the employee will be excused for a maximum of three consecutive work days, provided the funeral is held within the days involved and the employee must attend the funeral. Delayed funerals are handled under the same guidelines.

The immediate family of an employee includes only spouse, parent, stepparent, parent of current spouse, stepparent of current spouse, child, stepchild, brother, stepbrother, half brother, brother-in-law, sister, stepsister, half sister, sister-in-law, grandchild, stepgrandchild, grandparents and grandparents of current spouse.

The employee will make the request for bereavement, in writing, if present, through their supervisor. The notification will include the identification of the deceased.

When the employee returns they will provide the company with evidence that he/she did attend the funeral (this being a funeral program or a statement from the funeral home) to obtain pay for such absence. They will take this to the Human Resources Department and fill out a "Bereavement Pay Request" to be turned in to Payroll.

Employees may obtain an unpaid leave of absence to cover death in the employee's family under the conditions of Article 11, 11.12.

                                   ARTICLE  20

                              GROUP INSURANCE PLAN

Section 1 - GROUP INSURANCE PLAN

20.11 The Group Insurance Programs (including Dental) agreed upon during negotiations, will remain in force for the life of this Agreement for employees and their dependents. There shall be no changes in these programs that would result in a loss of benefits to the employee or his dependents.

Reference is made to weekly Sickness and Accident Insurance, which is covered in the 'EMPLOYEE BENEFIT PROGRAM' under Section 8, pages 8-1 through 8-6.

These programs will be summarized in a separate booklet and will be furnished to all employees, within ninety (90) days after the signing of this Agreement.

                                   ARTICLE  21

                                 RETIREMENT PLAN

Section 1 - RETIREMENT PLAN

21.11 Employees will be covered by an hourly employee Pension Plan (Gulfstream Aerospace Technologies Hourly Employees Pension Plan).

The Pension Plan will continue for the full term of the Agreement. There shall be no bargaining or no amendments to the Plan during the term of the collective bargaining Agreement, except by mutual agreement of the Company and the Union, or as required by Federal or State law.

This Plan will be summarized in a separate booklet and will be furnished to all employees, within ninety (90) days after signing of this Agreement.

Section 2 - 401K DEFERRED PAY PLAN

21.21 A 401K deferred pay plan for hourly employees will be set up and administered by Cher A. Bumps and Associates at no cost to the participant for custodial fees.

An audit fee ($6.00) will be the employee's responsibility. Cost of the audit fee is equally divided between participants in the 401K plan.

The Company will match thirty-seven and one-half percent (37 1/2%) of the first four percent (4%) of the employees' contribution on gross wages earned weekly.

A $25.00 up front loan fee, capped at $75.00 is the employee's responsibility.

                                   ARTICLE  22

                                   JURY  DUTY

Section 1 - PAY FOR JURY DUTY

22.11 When an employee is absent from work in order to serve as a juror or to report to the court in response to a jury duty summons, he shall be granted pay for those hours for which he is for such reason absent from work during his regular eight (8) hour day or regular five (5) day work week, less the fee or other compensation paid him with respect to such jury duty. Pay for such work time lost shall be computed at the employee's regular rate of pay at the time of such absence, excluding any overtime. In no case will payment be made for jury duty performed on the sixth (6th) or seventh (7th) day of an employee's regularly assigned work week or for hours in excess of the employee's regular eight (8) hour work day.

22.12 If an employee assigned to the second shift or third shift is absent from his work on such shift on the calendar day he serves as juror, such absence shall be deemed to be an absence from work in order to serve as a juror.

Section 2 - NOTICE TO REPORT

22.21 An employee must promptly notify his Supervisor/Foreman of any notice to report for jury examination and/or duty.

22.22 To receive pay for work time lost, the employee must provide the Company with a statement signed by an official of the court certifying such employee reported for jury duty or that the employee served as a juror or reported to the Jury Commissioner for that purpose. The statement must show the time and dates of attendance and the compensation paid him exclusive of transportation allowance.

22.23 The Company will pay an employee the difference of eight (8) hours straight time pay and the amount received from a court whenever summoned as a witness for a legal hearing. The Company will not make up the difference in pay for an employee who must appear as a plaintiff, defendant or co-defendant in a legal hearing.

For an employee to qualify for the above payment, they must submit a duly executed court summons and an official statement of fees received from the court for appearing.

22.24 Failure of any employee to notify the Human Resources Department promptly under Paragraph 22.21, 22.22 and 22.23 shall result in no obligation of the Company to make payment for any work time lost to the employee.

                                   ARTICLE  23

                               SCOPE OF AGREEMENT

Section 1 - SCOPE

23.11 It is agreed that this contract reflects the entire Agreement between the parties hereto. There shall be no amendment or modifications of this Agreement unless mutually agreed upon, reduced to writing, and implemented by the parties.

                                   ARTICLE  24

                              SPECIFIC PERFORMANCE

Section 1 - AGREEMENT PERFORMANCE

24.11 Either party hereto shall be entitled to require specific performance of the provisions of this Agreement. The parties acknowledge that during the negotiations which resulted in this Agreement each party had the unrestricted right and opportunity to present demands and proposals with respect to any matter subject to collective bargaining. Therefore, the Company and the Union freely agree that during the period of this Agreement neither party shall be obligated to bargain with respect to any matter or subject not covered or referred to in this Agreement, nor with respect to any matter or subject referred to in this Agreement except in the manner specified herein. It is agreed that the parties shall discuss situations of mutual interest that arise during the duration of this Agreement.

                                   ARTICLE  25

                                    DURATION

Section 1 - TERM OF AGREEMENT

25.11 This Agreement shall be effective APRIL 27, 1996, and shall remain in full force and effect to and including APRIL 27, 2001, and thereafter from year to year until modified, amended or terminated.

Section 2 - MODIFICATIONS AND AMENDMENTS

25.21 Not more than seventy-five (75) days nor less than sixty (60) days prior to the expiration date of the Agreement or the expiration of any subsequent yearly period, either party may give to the other party written notice of desire for modifications or amendments. Such notice shall specify the modifications or amendments desired.

Section 3 - NEGOTIATIONS

25.31 Negotiations shall commence within fifteen (15) days after the giving of the modification or amendment notice. It is the intent of the parties to confine negotiations to the modifications or amendments specified in the notice.

Section 4 - TERMINATION

25.41 In the event of a failure to reach agreement upon the proposed modifications or amendments by the anniversary date of the Agreement, either party at any time thereafter may terminate the Agreement by giving written notice to the other specifying the date of termination five (5) days in advance of such date.

                                   ARTICLE  26

                                 SOLE  AGREEMENT

Section 1 - WAIVER AND PAST PRACTICES

26.11 It is specifically understood and agreed by the parties hereto that prior to the execution of this Agreement there may have been certain benefits provided employees in the bargaining unit by the Company which are not expressly specified or provided for in this Agreement. The parties hereto expressly agree that the Company may, in its discretion, discontinue any of such benefits, at any time, which are not expressly provided for in this Agreement, any alleged past custom or practice to the contrary notwithstanding.

                                   ARTICLE  27

                                  SEPARABILITY

Section 1 - SEPARABILITY

27.11 Should any part of this Agreement or any provision contained therein be rendered or declared invalid by reason of any existing or subsequently enacted legislation or by a decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate remaining portions hereof and they shall remain in full force and effect. The Union and the Company shall, within fifteen (15) days, initiate renegotiation of the affected portion of this Agreement to conform to the aforementioned legislation or decree.

                                   ARTICLE  28

                                EQUAL OPPORTUNITY

Section 1 - EQUAL OPPORTUNITY

28.11 The Company and the Union agree to promote the principles of equal employment opportunity without discrimination because of race, color, religion, sex, age, national origin, physical or mental handicap, or because the individual is a disabled or Vietnam-era Veteran in regard to hiring, tenure or other terms and conditions of employment subject to this Agreement.

                                   ARTICLE  29

                               COPIES OF AGREEMENT

Section 1 - COPIES OF AGREEMENT

29.11 The Company will furnish each present and future employee a copy of the Agreement within ninety (90) days after signing of the Agreement. Time may be extended by mutual agreement.

                                   ARTICLE  30

                                 UNION SECURITY

Section 1 - CONDITIONS OF EMPLOYMENT

30.11 An employee in the bargaining unit on the effective date of this Agreement who is a member of the Union shall be required as a condition of continued employment to continue membership in the Union for the duration of this Agreement to the extent of tendering the membership dues uniformly required as a condition of retaining membership in the Union.

30.12 An employee in the bargaining unit who is not a member of the Union on the effective date of this Agreement shall be required, as a condition of continued employment, to become a member of the Union within forty (40) days following the effective date of this Agreement, and shall remain a member of the Union to the extent of tendering an initiation/reinstatement fee where required and the membership dues normally required as a condition of acquiring or retaining membership in the Union for the duration of this Agreement.

30.13 An employee entering the bargaining unit either by hire or by transfer after the effective date of this Agreement shall be required as a condition of continued employment to become a member of the Union to the extent of tendering an initiation/reinstatement fee where required and membership dues normally required as a condition of acquiring or retaining membership in the Union the duration of this Agreement within forty (40) calendar days following such entry into the bargaining unit.

30.14 Before any termination of employment pursuant to this Article becomes effective, the employee involved shall first be given notice in writing by the Union to pay the prescribed original initiation fee, reinstatement fee and/or required dues. If the employee fails to pay the original initiation fee, reinstatement fee and/or dues, the Union shall then notify the Company of the delinquency in writing. The Company shall then notify the employee to pay the fee and/or dues and if such dues and/or fees are tendered within forty-eight
(48) hours after the employee receives this notification from the Company, dismissal hereunder shall not be required.

30.15 In the event the Union refuses to accept into membership any employee who has applied and offered the required dues and fees, the Union will then forfeit its right to demand termination of said employee under the terms of this Article.

30.16 If an employee who is a member of the Union leaves the bargaining unit during the term of this Agreement (e.g. layoff, quit, formal leave or transfer out) and returns to work on a job in the bargaining unit during the term of this Agreement on or before the start of the last payroll period ending in any month and has not had Union membership dues for that month deducted from any pay received in that month, Union membership dues for the month shall be deducted from the pay received by the employee in the next succeeding calendar month, provided the employee has an accurately effective Authorization for Checkoff of Dues form on file and the employee has sufficient remaining net earnings to cover such Union membership dues after making the regular Union membership dues deduction.

30.17 Monthly Union dues will be deducted from vacation checks, when an employee is on vacation during the period dues are deducted.

Section 2 - DUES, INITIATION/REINSTATEMENT FEES DEDUCTION

30.21 The Company shall deduct Union membership dues, original initiation fees and reinstatement fees as applicable from the wages of employees upon the following conditions and at the times and in the manner hereinafter provided.

WRITTEN AUTHORIZATION OF EMPLOYEE REQUIRED: Deductions will only be made from the wages of an employee who has executed and delivered to the Company upon entering the bargaining unit a written authorization on the following form:


                       AUTHORIZATION FOR CHECK-OFF OF DUES

To:  Gulfstream Aerospace Technologies   Date: __________
     Hereinafter referred to as the "Company"

I hereby assign to Local Union No. 2130, International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW), from any wages earned or to be earned by me or a regular supplemental unemployment benefit payable under its supplemental unemployment benefit plan as your employee (in my present or in any future employment by you), such sums as the Financial Officer of said Local Union No. 2130 may certify as due and owing from me as membership dues, including an initiation or reinstatement fee and monthly dues in such sum as may be established from time to time as union dues in accordance with the Constitution of the International Union, UAW. I authorize and direct you to deduct such amounts from my pay and to remit same to the Union at such times and in such manner as may be agreed upon between you and the Union at any time while this authorization is in effect.

This assignment, authorization and direction shall be irrevocable for the period of one (1) year from the date of delivery hereof to you, or until the termination of the collective agreement between the Company and the Union which is in force at the time of delivery of this authorization, whichever occurs sooner; and I agree and direct that this assignment, authorization and direction shall be automatically renewed, and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective agreement between the Company and the Union, whichever shall be shorter, unless written notice is given by me to the Company and the Union, not more than twenty
(20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or of each applicable collective agreement between the Company and the Union whichever occurs sooner.

This authorization is made pursuant to the provisions of Section 302 (c) of the Labor Management Relations Act of 1947 and otherwise.

_____________________________________           ________________________________
(Signature of Employee here)                          (Address of Employee)

_____________________________________           ________________________________
(Type or print name of Employee here)           (City)       (State)       (Zip)

_______________   _______________   ________________     _______________________
(Date of Sign.)   (Emp Clock No.)     (Soc Sec No.)      (Del Date to Employer)

30.22 WHEN DEDUCTION IS TAKEN: Each current month's deduction as authorized will be deducted from the paycheck that an employee receives during the first payroll period in any month provided:

(1) An authorization card has been received by payroll not later than noon on Monday of the first payroll period ending in the month as provided above, and has not been revoked.

(2) The Union has certified in writing to the Company the amount of such dues. Certification and any changes thereto must be received no later than the tenth (10) day of any month to be effective the following month. Once the Union has certified the amount, such certification will remain in effect until changed by the Union.

30.23   DEDUCTION OF INITIATION OR REINSTATEMENT FEE:   An original initiation
fee or reinstatement fee will be deducted, as applicable, when the first month's membership dues are deducted from the wages of an employee, provided the Union has notified the Company of the amount of such initiation fee or reinstatement fee not later than the tenth (10th) day of the month to be effective the following months, and provided:

(1) The Union has identified in writing to the Company those employees subject to an original initiation/reinstatement fee deduction no later than noon Monday of the first payroll period ending in any month.

     (A) In the event the amount of the original initiation fee should differ from the reinstatement fee, the Union will identify the appropriate deduction regarding each employee. Otherwise, the deductions will be treated as the same and will be reported as such.

     (B) The Company, without notification from the Union, will deduct the required fee from those employees hired into the bargaining unit who have had no previous Company service.

30.24 PICKUP DEDUCTION: In the event an employee's wages earned during the first payroll period ending in any month for which dues/fee are owed are insufficient to cover the deductions provided in 30.22 and 30.23 above, or the authorization card is received after the time specified in 30.22 (1) above, but before the start of the third payroll period of the month, the Company will deduct the amounts owing therefore from wages earned during one of the subsequent payroll periods ending in the same month (unless advised in writing by the Union not to make such deduction). Thereafter, the Company will make no further attempt to make such deductions.

(1) The Union may identify in writing to the Company employees subject to an initiation/reinstatement fee no later than thirty (30) calendar days from the affected employee's last date or rehire or transfer into the bargaining unit. Once identified, the deduction will be subject to the provisions of paragraphs 30.22, 30.23 and 30.24.

30.25 REMITTANCE AND STATEMENT TO THE UNION: The Company shall furnish on or before the twentieth (20th) calendar day of each month, the Union dues, reinstatement/initiation fee, remittance and statement data for the current month. Pickup remittance and statement data shall be submitted on or about the first (1st) of each month for the preceding month. Remittance and statement data will be submitted to the Financial Secretary of the Local Union.

30.26   REMITTANCE AND STATEMENTS:  The Company, in accordance with Article 30,
Section 30.25 shall furnish the following information to the Financial Secretary of the Union:

(1)  The total amount of monthly dues deducted.

(2)  The total amount of original initiation fees deducted.

(3)  The total amount of reinstatement fees deducted.

(4)  The total amount of pickup deductions.

(5) The names, employee numbers, and amounts from whose wages such deductions have been made.

(6) The names of employees who were laid off, terminated or transferred out of the bargaining unit, and

(7) The Company shall, at the same time, remit to the Financial Secretary of the Union its check for the amounts shown under items (1), (2), (3) and (4) above.

Section 3 - NON-DISCRIMINATION

30.31 Neither the Union, its representatives or members, nor the Company or its representatives, will intimidate or coerce any employee or discriminate against any employee by reason of his membership or non-membership in any Union. Union membership or legitimate Union activity will not jeopardize an employee's standing with the Company or opportunity for advancement.

Section 4 - NOTIFICATION

30.41 Both the Union and the Company shall have the right to notify employees of the provisions of this Article. At the time of hire, the Company will advise the new employee of the provisions of this Article, and will furnish a dues deduction authorization card and a copy of this Agreement.

Section 5 - INDEMNIFICATION

30.51 The Union shall indemnify the Company and hold it harmless against any and all suits, claims, demands, and liabilities which may arise out of or by reason of any action taken or not taken by the Company for the purpose of complying with any of the provisions of this Article.

Section 6 - NEW MEMBER ORIENTATION

30.61 The Company will allow the President and/or Chairperson a reasonable amount of time, paid by the Company, to talk to all new hires. This will be done at the plant and immediately after the Company has completed their interviews with the new employee.

Section 7 - UAW V-CAP CHECK-OFF

30.71

1.   CONTRIBUTIONS TO UAW V-CAP

The Company agrees to deduct from the pay of each employee voluntary contributions to UAW V-CAP, provided that each such employee executes or has executed the following "Authorization for Assignment and Check-off of Contributions to UAW V-CAP" form; provided further, however, that the Company will continue to deduct the voluntary contributions to UAW V-CAP from the pay of each employee for whom it has on file an unrevoked "Authorization for Assignment and Check-off for Contributions to UAW V-CAP" form.

Deductions shall be made only in accordance with the provisions of and in the amounts designated in said "Authorization for Assignment and Check-off of Contributions to UAW V-CAP" form, together with the provisions of this Section of the Agreement.

A properly executed copy of "Authorization for Assignment and Check-off of Contributions to UAW V-CAP" form for each employee for whom voluntary contributions to UAW V-CAP are to be deducted hereunder, shall be delivered to the Company before any such deductions are made, except as to employees whose authorization have heretofore been delivered. Deductions shall be made thereafter, only under the applicable "Authorization for Assignment and Check-off of Contributions to UAW V-CAP" forms which have been properly executed and are in effect.

Deductions shall normally be made, pursuant to the forms received by the Company, from the employee's third paycheck received in each and every month that the authorization remains in effect.

2.   TERMINATION OF COMPANY OBLIGATION

The Company's obligation to make such deductions shall terminate automatically upon the termination of the employee who signs the authorization, upon written request by the employee, or upon his transfer to a job not covered by this agreement.

3.   REMITTANCE TO THE UNION

The Company agrees to remit the following on a monthly basis:

     a.   The total amount of V-CAP contributions deducted.

     b. The names, social security number and amounts from whose wages such deductions have been made.

     c. The Company shall, at the same time, remit to the Union its check for the amount shown under item (a) above, care of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW, Local 2130.

     The check should be made payable to UAW V-CAP fund and submitted to the UAW Accounting Department, 8000 East Jefferson Avenue, Detroit, Michigan
     48214.

     The Company will provide the local union with a print-out each month, showing how much each member has contributed that month.

4.   INDEMNIFICATION OF COMPANY

The Union agrees that it will indemnify and save the Company harmless from any and all liability, claim, responsibility, damage, or suit which may arise out of any action taken by the Company in accordance with the terms of this article or in reliance upon the authorization mentioned herein.

5.   SOLICITATION, COERCION, DISCRIMINATION

There shall be no intimidation, coercion, or discrimination in any way by the Company or its agents or by the Union, its representatives or employees against any employee because he does or does not contribute to UAW V-CAP.

6.   AUTHORIZATION FOR DEDUCTION

                        AUTHORIZATION FOR ASSIGNMENT AND
                     CHECKOFF OF CONTRIBUTIONS OF UAW V-CAP
                        GULFSTREAM AEROSPACE TECHNOLOGIES

I hereby assign to UAW V-CAP, from any wages earned or to be earned by me as your employee, the sum of: (check one)

_______$.25  ________$.50    __________$1.00  _________ $ Other

each and every month. I hereby authorize and direct you to deduct such amounts from my pay and to remit same to UAW V-CAP at such times and in such manner as may be agreed upon between you and the Union at any time while this authorization is in effect.

This authorization is voluntarily made. I understand that the signing of this authorization and the making of payments to UAW V-CAP are not conditions of membership in the Union or of employment with the Company, that I have the right to refuse to sign this authorization and contribute to UAW V-CAP without any reprisal, and that UAW V-CAP will use the money it receives to make political contributions and expenditures in connection with Federal, State and Local elections, and that monies contributed to UAW V-CAP constitute a voluntary contribution to a joint fund-raising effort by the UAW and AFL-CIO.

Name (Print)____________________________________________________________________

Date: __________________________________________________________________________

Address: _______________________________________________________________________

Social Security No: ____________________________________________________________

City: _____________________________      State ___________     Zip _____________

Signature: _____________________________________________________________________

UAW V-CAP is an independent political committee created by the UAW. This committee does not ask for or accept authorization from any candidate and no candidate is responsible for its activities.

Section 8 - H.E.L.P.

30.81. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                   AUTHORIZATION FOR ASSIGNMENT & CHECKOFF OF
                           CONTRIBUTIONS FOR H.E.L.P.
                    COMMUNITY SERVICES OF LOCAL 2130 PROGRAM
                        GULFSTREAM AEROSPACE TECHNOLOGIES

I hereby assign to HELP, Community Services of Local 2130, from my wages earned or to be earned by me as your employee, the sum of: (check one)

________$.25   _________ $.50  ___________$1.00 ___________$ Other

each and every week. I hereby authorize and direct you to deduct such amounts from my pay and to remit same to HELP, Community Services at such times and in such manner as may be agreed upon between you and the Union at any time while this authorization is in effect.

INDEMNIFICATION OF THE COMPANY: The Union agrees that it will indemnify and save the Company harmless from any and all liability, claim, responsibility, damage, or suit which may arise out of any action taken by the Company in accordance with the terms of this article or in reliance upon the authorization mentioned herein.

SOLICITATION, COERCION, DISCRIMINATION: There shall be no intimidation, coercion, or discrimination in any way by the Company or its agents or by the Union, its representatives or employees against any employee because he does or does not contribute to HELP, Community Services.

NOTE:  THIS CONTRIBUTION IS NOT TAX DEDUCTIBLE.

Name: (Print) __________________________________________________________________

Address: _______________________________________________________________________

City: ________________________________     State: _______     ZIP: _____________

Social Security Number: ________________________________________________________

Signature _____________________________________    Date: _______________________

Department _______________________________    Shift: ___________________________

                                   ARTICLE  31

                          EMPLOYEE RELATIONS COMMITTEE

Section 1 - EMPLOYEE RELATIONS COMMITTEE

31.11 The Company and the Union agree that they shall meet at a mutually agreeable time, preferably on a monthly basis but not less than on a quarterly basis for the purpose of discussing matters of general interest to both parties which affect the welfare of the Company and the employees, but which do not constitute grievances as such. Neither party shall be obligated to meet more than once any calendar month. A written agenda will be jointly developed by the President of the Union and the Director of Human Resources at least three (3) working days prior to the scheduled meeting time. The length of the meeting shall be as mutually agreed upon by the parties on Company time. The committee shall consist of: for the Union; the President, Committee Chairperson and the International Representative: for the Company; the President of Gulfstream Aerospace Technologies, Vice President of Operations and Director of Human Resources.

                                   ARTICLE  32

                          TEMPORARY TRANSFERS AND LOANS

Section 1 - TEMPORARY TRANSFERS AND LOANS

32.11 Temporary transfers and loans outside the employee's assigned classification will be made by seniority, and for no more than thirty (30) working days. Volunteers will be considered first in line on seniority. Absent any volunteers, the least senior employee will be loaned.

32.12 In the event of production interruption in particular work areas, including but not limited to fixture unavailability, assembly parts shortages or machine maintenance and repair, temporary loans may be made of these employees normally assigned to the interrupted area without regard to seniority if they cannot be effectively utilized elsewhere in their assigned department.

32.13 When an employee is loaned into a classification other than their own, this time will be documented and placed in the employee's personnel file and a copy given to the employee. It is the employee's responsibility to ask for this documentation. This cumulative time will be counted toward the time required for qualifying for job postings (bids), bumps, and recalls.

32.14 Loans of thirty one (31) working days or more must be submitted to the Union. The intent of the thirty one (31) day restriction is to assure that a temporary loan does not conflict with the recall rights of any surplused employee.

32.15 If an employee is loaned into a lower classification, the employee will not lose any benefits.

                                   ARTICLE  33

                                 TUITION REFUND

Section 1 - TUITION REFUND

33.11 For the purpose of encouraging the self-development of its active employees the Tuition Refund Program provides for, upon advance approval, the reimbursement of one hundred percent (100%) of allowable fees and expenses (per Policy HR-215-OK) of tuition cost(s) for successful completion of courses taken at an accredited college or university or trade school. The tuition reimbursement will be made for up to two (2) courses or nine (9) credit hours per semester for study at a local accredited college, university or trade school. Further, for courses to be approved for tuition reimbursement, such courses must enable the employee to better perform his or her present job or prepare the employee for advancement within the Company or be incorporated in a degree plan to help prepare the employee for advancement within the Company.

To receive tuition reimbursement an employee must:

(1)  Submit application to the Company for approval prior to enrollment.

(2) Following successful completion of the course(s), with a grade of "C," its equivalent or higher, submit a copy of the grade transcript and a copy of the paid tuition receipt to the Company with request for reimbursement.

The employee will receive the tuition reimbursement check within thirty (30) days of submission of the grade transcript and copy of the paid tuition receipt.

                                   ARTICLE  34

                               NEW OR CHANGED JOB

Section 1 - NEW OR CHANGED JOB

34.11 The job description and basic rate (within the existing rate structures) shall be established by the Company for each new job or any job where there has been a substantial change in the duties or requirements of such job.

34.12 The Union shall be furnished the new job description and rate, prior to the implementation of any new or changed jobs.

34.13 The Company may place the new job or changed job description and rate in effect ten (10) working days after meeting the requirements of paragraph 34.12 above.

34.14 The most senior, qualified employee shall be given the opportunity for transfer or placement in the new job classification. All such new job descriptions shall be posted in accordance with Article 8, Section 10, paragraph 8.101.

34.15 The Union may refer a dispute, as to the appropriate rate for such job, directly to arbitration within fifteen (15) calendar days from the date such description and rate were placed in effect.

34.16 The arbitrator shall have the authority to determine the proper position of the new or amended classification within the existing agreed upon rate structure on the sole basis of the relationship the new or amended job bears to the other jobs in the existing rate structure. Any change in the established rate resulting from the negotiations shall be retroactive to the date the rate was placed in effect.

                                   ARTICLE  35

                                JOB DESCRIPTIONS

Section 1 - JOINT STATEMENT OF POLICY FOR APPLICATION OF JOB DESCRIPTIONS

The following basic principles govern the preparation and use of the job descriptions:

35.11 The title selected for a job classification is that which most clearly indicates the general nature and character of the work performed, and yet serves to set the classification apart from others described.

35.12 The occupational summary developed for each classification is a brief description of the classification as a whole, the purpose of which is to set it forth in separation from other classifications.

35.13 The job description describes typical and normal requirements. These requirements are characteristic of the job, illustrate a level of difficulty of work, and are not intended to list or describe all work operations, or tasks within the classification. These requirements may not fit all specific individual work assignments, as the description when written was stated so as to be broad enough to include all variations of work in the classification as it existed throughout the Company.

35.14 The work operations, duties and other distinguishing characteristics described in a job description are those which are performed under guidance or instruction which is considered usual and normal for work described.

35.15  The descriptions were prepared on the basis:

(1) That as part of promotional procedure a worker occasionally performs some of the work of higher-rated jobs under close guidance and instruction in order to qualify for advancement.

(2)  That a worker performs the work of a lower-rated job is required.

(3) That the normal duties of any worker may include assistance to other workers on work operations.

(4) That normal job relationships between workers include giving guidance and instruction to each other.

35.16 The job description is written to define and illustrate the job standard to be established and as such shall be interpreted and applied in its entirety as a composite picture of the job requirements. This means that the occupational summary, work performed (typical materials, tools and equipment used - when applicable), and knowledge and ability required, all must be considered in arriving at the proper classifications.

35.17 In order to secure, or hold the classification, the employee must be assigned regularly to that work, which distinguishes the classification from other classifications.

35.18 An employee's classification shall be determined in the light of the highest requirements for knowledge, ability and skill necessary to perform his regularly assigned duties. In making this determination, duties that are performed infrequently shall not be considered or made the basis of granting the higher classification. This would not be applicable, however, to intermittent duties of a higher level to which the employee is specifically assigned in an area where the prevailing day-to-day routine may fall in lower level requirements. If the employee on such an assignment is expected to possess and apply the knowledge, skill and ability necessary for performance of the higher level work, he is entitled to the higher classification even though the majority of his work time may be spent on the lower level work. In such cases, the employee is assigned to bring to the job the higher skills which he is expected to use as requirements demand.

35.19 The job descriptions, herein referred to, are of a composite nature and do not thereby require an individual employee to perform all of the work therein mentioned, except where the job description indicates otherwise.

35.20 The job descriptions are not intended for and should not be confused with operations sheets, work instructions, or other assignment sheets, etc.

                                   ARTICLE  36

                                 SUB-CONTRACTING

Section 1 - SUB-CONTRACTING

36.11 During the term of this Agreement and in line with the Company's right to subcontract, the Company agrees that it shall not displace or reduce the work force where the work can be performed in the plant with the existing work force and facilities or equipment.

Job shoppers or contract labor can be utilized by the Company in Labor Grades 1, 2, or 3, in the tooling department only, and, in any event, only when attempts to hire qualified personnel to fill those jobs have been unsuccessful. It is the Company's intent to establish a training program, in conjunction with the area Vo-Tech Schools to develop in-house personnel to qualify for the job openings.

The Company will meet with the Committee Chairperson when short term peak work load schedules require the utilization of job shoppers or contract labor to support the customer's needs. The Company will provide the Committee Chairperson with the following information; number of job shoppers/contract labor personnel required, length of time they will be utilized, jobs to which they will be assigned and the customer's schedule needs causing the requirements. No job shoppers or contract labor will be used if there are employees on layoff, recall, downgrade or loan who are qualified to perform the work. All jobs must be posted before any job shoppers or contract labor are allowed in the plant.

The ServiCenter will have the right to continue to sub-contract work which it has not performed in the past or for which it does not have the capability to perform.

The Company recognizes the bargaining unit's concern regarding utilization of sub-contract companies and personnel for upholstery and interior work in the ServiCenter and the future implications of this action as it relates to this bargaining unit work. To establish the Company's position for future work, we commit as follows:

(1) Should Gulfstream Aerospace Technologies enter the production phase of an aircraft program, or,

(2) Should Gulfstream Aerospace Technologies be assigned, under a joint venture program, the portion of the program involving upholstery work or,

(3) Should Gulfstream Aerospace Technologies accept sub-contract work involving upholstery and interior work, or,

(4) Should the ServiCenter interior and upholstery work increase to the level that bargaining unit employees could be utilized on a full time basis (the term "full time basis" is defined as upholstery/interior work tasks for refurbishing airplanes which require 40 hours or more per week during any continuous six
     (6) week period on work contracted by G.A.T.)

Then, the Company commits this work will be done within the bargaining unit classification presently identified in the Collective Bargaining Agreement.

                                   ARTICLE  37

                               HARDSHIPS (SHIFTS)

Section 1 - HARDSHIPS (SHIFTS)

37.11 Hardships cases will be looked at on an individual basis. Hardships may be granted by mutual agreement between the Chairperson and Industrial Relations; however, no hardship case will interfere or prevent any employee from exercising their seniority rights.

                                   ARTICLE  38

                               DISCIPLINE NOTICES

Section 1 - DISCIPLINE NOTICES

38.11 All discipline notices will be considered removed from employee's personnel file twelve (12) months from date of issue. If after six (6) months on a verbal warning, if no other violations occur for the same offense, then the verbal warning will be considered removed from the employee's file, excluding Attendance Control Policy.

                                   ARTICLE  39

                                 SHIFT TRANSFERS

Section 1 - SHIFT TRANSFERS

39.11 An employee may request a shift transfer and shall, upon written request, be transferred within his classification within ten (10) working days to the shift desired; provided, however, all the following are met: (A) The employee has been on the shift for a period of at least six (6) consecutive months, unless moved involuntarily, and (B) There is a less senior employee in the same job classification on the shift requested. Probationary employees are exempt from displacement on any shift. There will be no shift rotation.

When the Company populates an unpopulated shift it will be done by seniority.
If the Company cannot get enough seniority employees, the least senior employee will have to go. Exceptions may be required for special skills where allocation of those skills over all shifts are necessary, but in no case will the seniority employee be assigned for more than ninety (90) calendar days.

When the Company is doing away with a shift, employees will use their seniority to go to a shift of their choice.

The Company must notify the Committee Chairperson at least ten (10) working days prior to the termination and/or establishment of such shift.

                                  APPENDIX  "A"

                          LABOR GRADES AND RATE RANGES


            6/10/96             1/6/97              1/5/98              1/4/99             1/3/2000            1/1/2001
            -------             ------              ------              ------             --------            --------
GRADE    MIN.      MAX.      MIN.      MAX.      MIN.      MAX.      MIN.      MAX.      MIN.      MAX.      MIN.      MAX.
- -----    ----      ----      ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
1.      11.16     16.24     11.49     16.73     11.83     17.23     12.18     17.75     12.55     18.28     12.93     18.83
2.      10.96     15.90     11.29     16.38     11.63     16.87     11.98     17.38     12.34     17.90     12.71     18.44
3.      10.83     15.59     11.15     16.06     11.48     16.54     11.82     17.04     12.17     17.55     12.54     18.08
4.      10.62     15.29     10.94     15.75     11.27     16.22     11.61     16.71     11.96     17.21     12.32     17.73
5.      10.42     14.91     10.73     15.36     11.05     15.82     11.38     16.29     11.72     16.78     12.07     17.28
6.      10.21     14.57     10.52     15.01     10.84     15.46     11.17     15.92     11.51     16.40     11.86     16.89
7.       9.97     14.23     10.27     14.66     10.58     15.10     10.90     15.55     11.23     16.02     11.57     16.50
8.       9.77     13.87     10.06     14.29     10.36     14.72     10.67     15.16     10.99     15.61     11.32     16.08
9.       8.44     13.50      8.69     13.91      8.95     14.33      9.22     14.76      9.50     15.20      9.79     15.66

                                  APPENDIX  "B"

                               ATTENDANCE CONTROL

SUBJECT:  ATTENDANCE - HOURLY PAYROLL EMPLOYEES

I.        Purpose

          The Company staffs each department according to the effort it takes to accomplish the objectives and goals assigned to the department. Excessive tardiness and poor attendance disrupt work flow and scheduled customer shipments. This policy is designed to increase attendance and punctuality, establish a consistent and responsive standard of acceptable attendance, and provide guidelines to help supervisors/foreman determine when counseling, corrective action and discipline is appropriate.

II.       Definitions

          Absenteeism:   The failure of employees to report to work when they
                         are scheduled.

          Tardiness:     The failure of employees to report to work within one
                         hour after their scheduled start time.

          Early Out:     Employees clocking out within one hour prior to their
                         scheduled stop time.

III.      Policy

          Employees are expected to report to work punctually as scheduled and be at the proper work station ready to work at the assigned starting time.


          Management will closely control all absences and supervisors/foreman will make employees aware of their work schedules and the importance of reporting to work on time, as scheduled. Supervisor/foreman should act on potential absence problems as early as possible. When appropriate, the supervisor/foreman should counsel the employee on the importance of good attendance and warn that excessive tardiness or absences will lead to corrective action, up to and including termination. During the first ninety (90) days of employment, an employee with a below requirements attendance record will become subject to immediate disciplinary action including termination without formal verbal and written warnings. Regular employees will be subject to the progressive corrective action standard.

     The following causes for absence are not applicable when applying the corrective action standard:

     1.  Occupational Illness/Injury
     2.  Bereavement
     3.  Approved Leave of Absence
     4.  Jury Duty
     5.  Vacation
     6.  Holidays
     7.  Paid Sick Days/Hours
     8.  Union Business
     9.  Company Declared Lack-of-Work Days/Plant Closings.

     All other absences, tardies and early departures will be recorded on the employee's attendance record.

     The following standards are provided as corrective action standards for absences excluding tardies and/or early departures. When cumulative hours for absence equal the hours shown in the standards below, appropriate corrective action will be taken by the responsible Supervisor/Foreman.

                           CORRECTIVE ACTION STANDARD

                      UNEXCUSED
                        HOURS
                   (ABSENT NO PAY)           CORRECTIVE ACTION

                         16                  Verbal Counseling & Warning

                         24                  Written Warning

                         32                  Final Written Warning

                         40                  Termination

The following standards are provided as corrective action standards for tardies and/or early departures. When cumulative incidents of tardy or early departure equal the number shown in the standards below, appropriate corrective action will be taken by the responsible Supervisor/Foreman.

                           CORRECTIVE ACTION STANDARD

                      UNEXCUSED
                     TARDIES/EARLY
                      DEPARTURES             CORRECTIVE ACTION

                          8                  Verbal Counseling & Warning

                         10                  Written Warning

                         12                  Final Written Warning

                         14                  Termination

IV. For disciplinary purposes, the period to be considered is the past 12 months from current date of incident. Written disciplinary action should be taken when the standards are exceeded and there are not acceptable, justifiable or unusual circumstances. Acceptable, justifiable, or unusual circumstances will be reviewed by the Director of Human Resources and designated Union official with right of further appeal to the Vice President of Administration.

V.   PRORATE SCHEDULE FOR REINSTATEMENTS AND NEW HIRES

     In order to provide sick leave days during the period of time from the date of reinstatement or hire until December 31 of the year the reinstatement or hire occurs the following guidelines are provided.

     1.   Reinstatements

          An employee who is reinstated to the payroll and who at the time they were surplussed was paid for accrued sick leave will receive a credit for the greater of the accrued sick leave for which they were paid or the sick leave that would be accrued per the prorated schedule for the remaining calendar months of the year based on the employee's years of service.

          Time taken against the credited allowed day will not count against the employee for purposes of the absentee control policy. The time off will be without pay and there will be no carryover or pay for unused hours at the end of the calendar year.

          Beginning on January 2nd of the year following reinstatement, the standard sick leave policy will apply.

     2.   New Hires

          No sick leave allowance will be provided to a new hire until the ninety (90) day probationary period is completed. Thereafter, the number of days allowed will be in accordance with the following table:

                       COMPLETED
                    MONTHS OF SERVICE        SICK PAY ALLOWANCE

               90 Day Probationary Period         1.0 Day
                         4 Months                 1.5 Days
                         5 Months                 2.0 Days
                         6 Months                 2.5 Days
                         7 Months                 3.0 Days
                         8 Months                 3.5 Days
                         9 Months                 4.0 Days
                        10 Months                 4.5 Days
                        11 Months                 5.0 Days
                        12 Months                 5.0 Days

Time off charged to the sick pay allowance will not count against the employee for purposes of the absentee control policy. The time off will be without pay and there will be no carryover or pay for the unused hours at the end of the calendar year.

Beginning on January 2nd of the year following hire, the standard sick leave policy will apply.

                                  APPENDIX "C"

                                    POLICIES

The attendance control policy has been added to the Agreement as Appendix "B". No changes will be made to any Company policy that affects Union covered employees that violates or is inconsistent with any provision of the Agreement. The only exceptions are laws and regulations which are mandatory on the Company. All new policies and/or policy changes that affect the Union covered employees will be provided to the Union for review prior to implementation. New or changed policies that affect Union covered employees may be challenged through the Grievance and Arbitration Procedures.

                                  APPENDIX  "D"

                                   SERVICENTER
                             NON-STANDARD WORK WEEK
                           FOR LINE SERVICE TECHNICIAN

In order to provide line service coverage 365 days a year and maintain a competitive position with regard to the ServiCenter's full based operation (FBO) the following non-standard work week is agreed to:

NON-STANDARD WORK WEEK

Four (4) days, Wednesday through Saturday; hours for Wednesday through Friday will be 6:00 a.m. to 4:30 p.m. Saturday's hours will be 12:00 noon to 10:30 p.m. A second shift differential of $.50 will be paid for work commencing from 12:00 noon to 10:30 p.m. on the regularly scheduled shift. Beginning January 2, 2001 an additional Ten Cents ($.10) an hour for work during such shift will be added.

Four (4) days, Saturday through Tuesday, hours for Saturday through Tuesday will be 6:00 a.m. to 4:30 p.m.

Ten (10) hours shall constitute the normal day's work to be performed within eleven (11) consecutive hours.

Non-standard work week and work hours may be modified to accommodate business and customer requirements. Deviations from the standard shift hours may only be made by mutual agreement between the Union and the Company.

PREMIUM PAY PROVISIONS

Hours worked in excess of ten (10) straight-time hours in any one day shall be at one and one-half (1 1/2) times the employee's regular hourly rate.

An employee shall be paid one and one-half (1 l/2) times the employee's regular hourly rate of pay for all hours worked on the first two scheduled days off, including call-in or report-to-work time.

An employee shall be paid two (2) times the employee's regular hourly rate of pay for all hours worked on the third scheduled day off, including call-in or report-to-work time.

PAY FOR HOLIDAY

An employee who works on one of the recognized holidays shall receive, in addition to his holiday pay of eight (8) hours, double time (2) for all hours worked on the holiday.

VACATION AND SICK LEAVE

Vacation and sick leave hours will be earned in accordance with Article 16 and 18.

Vacation may be taken in five (5) hour increments. If applicable, only remaining vacation hours less than five (5) hour may be taken in one (1) hour increments.

Sick leave may be taken in one (1) hour increments.

CALL IN PAY

Any time an employee is "called in" to perform line service functions either before or after normal work hours, on a week end, or a company recognized holiday.

The employee will be paid a minimum of 2.0 hours or actual hours worked, whichever is greater. The appropriate overtime rate of pay will be paid for all hours.

When a "call in" a minimum 2.0 hours overlaps into a normal work shift, only hours up to the start of the shift will be paid at the overtime rate. Exception would be if the employee was not working that normal shift.

OTHER

All other provisions shall apply.

Employees currently on the payroll being surplused and bumping to the Line Service Technician classification will not be effected by this modification to the Agreement.

                             ACCEPTED AND AGREED TO
                                 AUGUST 9, 1996


                International Union, United Automobile, Aerospace
                  and Agricultural Implement Workers of America
                                      (UAW)


                                  /s/ Loyd Cox
                 ----------------------------------------------
                     Loyd Cox - International Representative


                                  /s/ Jim Wells
                 ----------------------------------------------
                         Jim Wells - Director, Region 5


                                   LOCAL #2130

                                /s/ D.W. Schwenke
                 ----------------------------------------------
                 D.W. Schwenke - Chairperson of Bargaining Unit


                                 /s/ T. W. Baker
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                       T. W. Baker - President, Local 2130


                               /s/ D. L. Williams
                 ----------------------------------------------
                   D. L. Williams - Bargaining Committeeperson


                                /s/ D. D. Phelps
                 ----------------------------------------------
                    D. D. Phelps - Bargaining Committeeperson



                        GULFSTREAM AEROSPACE CORPORATION


                              /s/ Linda Hilderbrand
                 ----------------------------------------------
                  Linda Hilderbrand - Manager, Human Resources


                              /s/ Barbara J. Marrs
                 ----------------------------------------------
                    B. J. Marrs - Director of Human Resources


                                /s/ C. D. Martin
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                 C. D. Martin - Manager of Industrial Relations